UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CBL & ASSOCIATES PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                March 26, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 3, 2010 at 4:00 p.m. (EDT).

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting.  Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities.  Please sign and return your proxy card in the enclosed envelope, or vote your shares by telephone or via the Internet, to ensure that your shares will be represented and voted at the meeting even if you cannot attend.  Even if you plan to attend the meeting, you are urged to sign and return the enclosed proxy card, or to vote your shares by telephone or via the Internet in accordance with the instructions on the enclosed proxy card.

I look forward to personally meeting all stockholders who are able to attend.

   Sincerely,

                        Chairman of the Board

CBL & ASSOCIATES PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 3, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 3, 2010 at 4:00 p.m. (EDT) for the following purposes:

1.
To re-elect three directors to serve for a term of three years and until their respective successors are elected and qualified, and to elect an additional director to serve for a term of two years and until his successor is elected and qualified;

2.	To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2010;

3.
To act upon a stockholder proposal, if properly presented at the Annual Meeting, to request that the Board of Directors take the necessary steps to declassify the Board of Directors and require annual election of all the Company’s directors; and

4.	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on March 5, 2010, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

Whether or not you plan to attend the meeting, we urge you to submit your Proxy.  To submit your Proxy by mail, please sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares.  An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose.  Alternatively, you may use the toll-free telephone number indicated on the enclosed Proxy to vote by telephone or visit the website indicated on the enclosed Proxy to vote via the Internet.  This will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

By Order of the Board of Directors

President and Chief Executive Officer

Chattanooga, Tennessee
March 26, 2010

PROXY STATEMENT

CBL & ASSOCIATES PROPERTIES, INC.
2030 Hamilton Place Blvd.
Suite 500
CBL Center
Chattanooga, Tennessee 37421
(423) 855-0001

ANNUAL MEETING OF STOCKHOLDERS
May 3, 2010

PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the “Company” or “CBL”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 3, 2010, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof.  Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date.  All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company.  In addition to solicitation by mail, Company officers and regular employees may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services.  The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies.  The Company will reimburse such persons for the associated expense.

The Company anticipates mailing proxy materials and the Annual Report for the Company’s fiscal year ended December 31, 2009, on or about March 26, 2010, to stockholders of record as of March 5, 2010.  To obtain directions to be able to attend the meeting and vote in person, you may contact our Vice President – Corporate Communications and Investor Relations either by mail at our corporate office address listed above, or by e-mail to Katie_Reinsmidt@cblproperties.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 3, 2010:

The Company’s Notice of Annual Meeting and Proxy Statement for the Annual Meeting, as well as our Annual Report for the Company’s fiscal year ended December 31, 2009, are also available at http://cblproperties.com/cbl.nsf/inv_fin_rep.

VOTING SECURITIES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on March 5, 2010 are entitled to vote on the matters to be presented at the Annual Meeting.  The number of shares of the Company’s common stock, par value $.01 per share (“Common Stock”), outstanding on such date and entitled to vote was 138,005,183 shares.

Quorum Requirements

The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors.  The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants (referred to herein as the “independent registered public accountants” or the “independent auditors”) for the Company’s fiscal year ending December 31, 2010 and, if properly presented at the Annual Meeting, for the approval of the stockholder proposal.  Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted.  No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Special Note Regarding Shares Held in Broker Accounts

On July 1, 2009, the SEC approved a change to New York Stock Exchange (“NYSE”) Rule 452 that eliminated the ability of brokers to exercise discretionary voting in uncontested director elections.  The change, which is effective for shareholder meetings that are held on or after January 1, 2010, prohibits NYSE member organizations from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner.  Therefore, brokers will not be entitled to vote shares at the Annual Meeting with respect to the election of directors without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors.

Voting Procedures

A proxy card is being mailed to each holder of shares of the Company’s Common Stock for voting with respect to each stockholder’s shares of Common Stock.  Stockholders should complete, sign and return the proxy card to the Company.  Alternatively, stockholders may use the toll-free telephone number indicated on the enclosed proxy card to vote by telephone or visit the website indicated on the enclosed proxy card to vote via the Internet.

As noted above, under the rules of the NYSE, on certain routine matters brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers.  Routine matters include the ratification of the selection of the independent registered public accountants.  In instances where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists, but are not included in the vote totals.  At the Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to the election of directors and the stockholder proposal.  Because broker non-votes are not included in the vote, they are not counted as votes cast “for” or “against” a proposal.  Abstentions and broker non-votes will have no effect on the election of any nominee for director, so long as such nominee receives any affirmative votes, and also will have no effect on the ratification of the selection of the independent registered public accountants or on approval of the stockholder proposal.

Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted FOR the election of the Board of Directors’ nominees for election as directors of the Company; FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accountants for the Company’s fiscal year ending December 31, 2010; and as an ABSTENTION concerning the stockholder proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine members divided into three classes (having two, three and four members, respectively) serving staggered three-year terms, although one of these nine positions is vacant following the recent death of director Claude M. Ballard.  Under our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), a majority of the directors must be unaffiliated (“Independent Directors”) with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates (“CBL’s Predecessor”).  Each year the term of office of one class of directors expires.

Our Board of Directors has delegated to the Board’s Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines and the provisions of such Committee’s Charter, the responsibility for evaluating and recommending to the Board candidates to be considered as nominees for election as directors of the Company.  In discharging these responsibilities, the Nominating/Corporate Governance Committee may solicit recommendations from any or all of the following sources: the Independent Directors, the Chairman of the Board, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.  The Nominating/Corporate Governance Committee’s criteria for the evaluation and selection of director candidates is described in more detail below under “Board of Directors’ Meetings and Committees – Nominating/Corporate Governance Committee.”

As a general matter, our Board believes that each director nominee, and each of the Company’s continuing directors, has valuable individual experiences, qualifications, attributes and skills that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of the Company’s business.  As indicated in their biographies presented below, each of our directors and director nominees has significant experience in one or more of the fields of (i) commercial real estate (Messrs. DeRosa, Dominski, Foy, C. Lebovitz, S. Lebovitz and Ms. Nelson), (ii) financial services (Messrs. DeRosa, Dominski Fields, Foy, S. Lebovitz, Walker and Ms. Nelson), (iii) law (Mr. Bryenton and Mr. Foy) and (iv) retail operations (Mr. DeRosa and Mr. Fields) that enable them to effectively oversee the management of a publicly traded real estate investment trust (“REIT”) such as CBL.  Each of our directors and director nominees also has significant leadership and strategic planning experience gained through service (A) as the president or chief executive officer (Messrs. Dominski, C. Lebovitz, S. Lebovitz, and Walker) or as the principal financial officer (Messrs. Foy and DeRosa) of either the Company or another publicly traded company, (B) as the Executive Partner and Chief Operating Officer of a major national law firm (Mr. Bryenton), (C) as chief administrative officer for the mortgage and real estate division of a major institutional investor (Ms. Nelson), or (D) as vice chairman and a member of the executive committee of a major national retailer (Mr. Fields).  Additional details concerning the senior executive management, professional, public company and philanthropic leadership experiences that the Board of directors has determined qualify each continuing director and director nominee for service on the Company’s Board of Directors are set forth in each individual’s biography presented below.

Upon the recommendation of the Company’s Nominating/Corporate Governance Committee, our Board of Directors intends to present for action at the Annual Meeting the re-election of Stephen D. Lebovitz, Kathleen M. Nelson and Winston W. Walker, whose present terms expire in 2010, to serve for a term of three years and until their successors are duly elected and shall qualify.  Mr. Lebovitz is a director and served as President and Secretary of the Company until January 1, 2010, when he became President and Chief Executive Officer.  Ms. Nelson and Mr. Walker are two of the Company’s Independent Directors.  Ms. Nelson currently serves as a member of the Company’s Compensation Committee.  Mr. Walker currently serves as a member of the Company’s Compensation and Nominating/Corporate Governance Committees and is Chairman of the Company’s Audit Committee.

The Board of Directors also intends to present, upon the recommendation of the Nominating/Corporate Governance Committee, the nomination of Thomas J. DeRosa as an Independent Director of the Company, to fill the vacancy on the Board that was created by the death of Mr. Ballard.  The Board of Directors has nominated Mr. DeRosa for an initial two-year term, to serve as a member of the class of directors whose terms end at the 2012 annual meeting, which will have the effect of balancing the three classes of the Company’s Board of Directors at three members each.

Both Ms. Nelson, who initially was appointed as a director in May 2009 to fill the Board vacancy created by the retirement of former director Martin J. Cleary, and Mr. DeRosa, were recommended to the Nominating/Corporate Governance Committee for consideration by several of the Company’s other management and non-management directors, including the Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial Officer, based on their familiarity with these individuals’ professional reputations and experience in the commercial real estate industry (as described in more detail below).  The Nominating/Corporate Governance Committee did not engage the services of any third-party search firm in connection with its selection of either Ms. Nelson or Mr. DeRosa.

Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

Nominees

Set forth below is information with respect to the nominees for election:

Name	Age	Current Position*

Stephen D. Lebovitz	49	Director, President and Chief Executive Officer

Kathleen M. Nelson	64	Director

Winston W. Walker	66	Director

Thomas J. DeRosa	52	Nominee for Director

__________________

*
The position shown represents the individual’s position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the “Management Company”), through which the Company’s property management and development activities are conducted.  Prior to January 1, 2010, Stephen D. Lebovitz served as President and Secretary of the Company.

Stephen D. Lebovitz served as President and Secretary of the Company from February 1999 to January 1, 2010, when he became President and Chief Executive Officer, and has served as a director of the Company since the completion of its initial public offering in November 1993.  Since joining CBL’s Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President – Development/Acquisitions, Executive Vice President – Development, Senior Vice President – New England Office, and as Senior Vice President – Community Center Development and Treasurer of the Company.  Before joining CBL’s Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986.  Mr. Lebovitz is past president of the Boston Jewish Family & Children's Service, co-chair of the 2009 Annual Campaign and a member of the Board of Directors of Boston's Combined Jewish Philanthropies, and a former member of the Board of Trust of Children’s Hospital, Boston. He is a past Trustee and Divisional Vice President of the International Council of Shopping Centers, Inc. (“ICSC”) (2002-08).  Mr. Lebovitz holds a Bachelor’s degree in Political Science from Stanford University and a Master of Business Administration degree from Harvard University.  Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz and Alan L. Lebovitz.

           Kathleen M. Nelson joined the Company as a director on May 5, 2009, when she was appointed to the Board of Directors to fill the vacancy that resulted from the retirement of director Martin J. Cleary following the Company’s 2009 Annual Meeting of Stockholders.  Mr. Cleary had joined the Board in January 2001, in accordance with the terms of the Company’s acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership (“JRI”) and certain of its affiliates and partners (collectively referred to herein as the “Jacobs Group” and the acquisition is referred to herein as the “Jacobs Acquisition”).  As discussed below under “Certain Terms of the Jacobs Acquisition,” Ms. Nelson succeeded Mr. Cleary as one of two JRI designees on the Company’s Board of Directors.  Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. Ms. Nelson held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s Mortgage and Real Estate Division.  TIAA-CREF’s mortgage and real estate portfolio totaled over $53.0 billion and was invested in all sectors of real estate, of which approximately 25% was invested in retail.  Ms. Nelson developed and staffed TIAA-CREF’s Real Estate Research Department and created the pre-eminent commercial mortgage loan sales model for TIAA-CREF, generating over $10.0 billion in mortgage sales.  She retired from this position in 2004 and currently serves as President and Founder of KMN Associates LLC (“KMN”), a commercial real estate investment advisory and consulting firm which advises clients in a variety of commercial real estate transactions including portfolio strategy and capital sourcing.  In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors.  Ms. Nelson has previously served as Chairman of the ICSC, has been an ICSC Trustee since 1991, and served as the Treasurer and Chairman for the 1996 ICSC Annual Convention.  She is the Chairman of the ICSC Audit Committee and is a member of various other ICSC committees.  Ms. Nelson is a director nominee of Apartment Investment and Management Company (AIMCO), a publicly held REIT that owns and manages multi-family residential properties.  She also serves on the Castagna Realty Company Advisory Board, the Beverly Willis Architectural Foundation Advisory Board and is a member of the Anglo American Real Property Institute.  She has served on the Board of Advisors to the Rand Institute Center for Terrorism Risk Management Policy.  Ms. Nelson is a graduate of Indiana University with a Bachelor of Science degree in Real Estate, the University of Chicago Executive Management Program, and the Aspen Institute Leadership Seminar.

           Winston W. Walker has served as a director of the Company since the completion of its initial public offering in November 1993.  He is a member of the Compensation and Nominating/Corporate Governance Committees of the Company’s Board of Directors and is Chairman of the Audit Committee.  Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America (“Provident”) from 1987 until 1993, and served in various other capacities with Provident from 1974 to 1987.  Since 1993, Mr. Walker has been President and Chief Executive Officer of Walker & Associates, which provides strategic consultation primarily to clients in the healthcare and insurance industries.  Mr. Walker is a director, a member of the Audit Committee and Chairman of the Compensation Committee of American Campus Communities, Inc. of Austin, Texas, a NYSE-listed REIT that is one of the largest owners, managers and developers of high quality student housing properties in the United States.  He also serves as a member of the board of directors of MRI Medical, a private company.  Mr. Walker received a Bachelor of Arts degree in Russian from Tulane University and a Ph.D. in Mathematics from the University of Georgia.

Thomas J. DeRosa is former Vice Chairman and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he held from September 2002 until November 2004 when The Rouse Company merged with General Growth Properties, Inc. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank (Deutsche Bank AG) and Alex. Brown & Sons, including Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank and Managing Director in the Real Estate Investment Banking Group of Alex. Brown & Sons.  Since 2004, Mr. DeRosa has been a director of Health Care REIT, Inc., a NYSE-listed REIT focused on senior housing and health care real estate, where he serves as Chairman of the Audit Committee of the board of directors and is a member of the Investment, Nominating/Corporate Governance and Planning Committees of Health Care REIT’s board.  Since 2007, Mr. DeRosa has been a director of Dover Corporation, a NYSE-listed global provider of equipment, specialty systems and services for various industrial and commercial markets, and is a member of the Audit Committee of Dover Corporation’s board.  He also serves as a director of Value Retail PLC, a private UK owner, operator and developer of high fashion outlet shopping villages in Europe, and as a director of Tri-US Inc., a private sport-nutrition company.  Mr. DeRosa received a Bachelor of Science degree in Business Administration from Georgetown University, where he currently serves as a Trustee and as a member of the school’s Board of Directors and its Audit Committee, and also received a Master of Business Administration degree from Columbia University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF THE
FOUR DIRECTORS NAMED ABOVE

Directors and Executive Officers

Set forth below is information with respect to those individuals serving as directors and executive officers of the Company as of March 5, 2010 (other than Stephen D. Lebovitz, Kathleen M. Nelson and Winston W. Walker):

Name	Term Expires (1)	Age	Current Position (2)
Charles B. Lebovitz	2011	73	Chairman of the Board of Directors
John N. Foy	2012	66	Vice Chairman of the Board of Directors, Chief Financial Officer, Treasurer and Secretary
Gary L. Bryenton	2011	70	Director
Matthew S. Dominski	2012	55	Director
Leo Fields	2011	81	Director
Ben S. Landress	—	82	Executive Vice President – Management
Michael I. Lebovitz	—	46	Executive Vice President – Development and Administration
Farzana K. Mitchell	—	58	Executive Vice President – Finance
Augustus N. Stephas	—	67	Executive Vice President and Chief Operating Officer
Victoria S. Berghel	—	57	Senior Vice President – General Counsel
Howard B. Grody	—	49	Senior Vice President – Leasing
Alan L. Lebovitz	—	42	Senior Vice President – Asset Management
Mark D. Mancuso	—	55	Senior Vice President – Development
Jerry L. Sink	—	59	Senior Vice President – Mall Management
Charles W.A. Willett, Jr.	—	60	Senior Vice President – Real Estate Finance

(1)           Indicates expiration of term as a director.
(2)
The position shown represents the individual’s position with the Company and with the Management Company.  Prior to January 1, 2010, Charles B. Lebovitz also served as the Company’s Chief Executive Officer.

Charles B. Lebovitz served as Chairman of the Board and Chief Executive Officer of the Company from the completion of its initial public offering in November 1993 until Stephen D. Lebovitz became Chief Executive Officer effective January 1, 2010.  He continues to serve as Chairman of the Board and as Chairman of the Executive Committee of the Board of Directors.  Mr. Lebovitz also served as President of the Company until February 1999.  Prior to the Company’s formation, he served in a similar capacity with CBL’s Predecessor.  Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family’s development business.  In 1970, he became affiliated with Arlen Realty & Development Corp. (“Arlen”) where he served as President of Arlen’s shopping center division, and, in 1978, he founded CBL’s Predecessor together with his associates (the “Associates”), including John N. Foy and Ben S. Landress.  Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a member of the Urban Land Institute.  He is a past president of the B’nai Zion Congregation of Chattanooga, a member of the National Board of Directors of Maccabiah USA/Sports for Israel (Maccabiah Games), and a National Vice Chairman of the United Jewish Appeal.  Mr. Lebovitz also has previously served as Chairman of the ICSC and as a Trustee and Vice President (Southern Division) of the ICSC and is a former member of the Board of Governors of NAREIT.  He is also a former member of the Chancellor’s Round Table for the University of Tennessee at Chattanooga and a Past President of the Alumni Council for The McCallie School, Chattanooga, and a past member of The McCallie School Board of Trustees.  Mr. Lebovitz received his Bachelor of Arts degree in Business from Vanderbilt University.  He is the father of Stephen D. Lebovitz, Michael I. Lebovitz and Alan L. Lebovitz, executive officers of the Company.

John N. Foy has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a director and Chief Financial Officer of the Company since the completion of its initial public offering in November 1993.  From November 1993 until February 1999, he served as Executive Vice President – Finance, Chief Financial Officer and Secretary of the Company, and he resumed the role of Secretary of the Company effective January 1, 2010.  Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company’s formation, he served in similar executive capacities with CBL’s Predecessor.  Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family’s shopping center development business.  In 1970, he became affiliated with the shopping center division of Arlen, and, in 1978, joined Charles B. Lebovitz in establishing CBL’s Predecessor.  Mr. Foy served as the non-executive Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994.  Mr. Foy has served as Chairman of the Board of Directors of Chattanooga Neighborhood Enterprise, a non-profit organization based in Chattanooga, Tennessee, and currently serves as a member of the Board of Trustees of the University of Tennessee, and as a member of the Board of Directors of the Electric Power Board of Chattanooga, a non-profit agency of the City of Chattanooga, Tennessee.  He is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  Mr. Foy received his Bachelor of Arts degree in History from Austin Peay State University and a Doctor of Jurisprudence degree from the University of Tennessee.

Gary L. Bryenton joined the Company as a director on January 31, 2001, in accordance with the terms of the Jacobs Acquisition.  Mr. Bryenton is Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee of the Company’s Board of Directors.  Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP, where he counsels individual professionals and business entities in business, financial and tax planning as well as in structuring a variety of complex real estate, financing and merger and acquisition transactions, and has formerly served as the firm’s Executive Partner and Chief Operating Officer.  He currently is a member of the Board of Trustees of each of Heidelberg College and the Rutherford B. Hayes Presidential Center.  Mr. Bryenton received his Bachelor of Arts degree from Heidelberg College and a Doctor of Jurisprudence degree from Case Western Reserve University School of Law.

Matthew S. Dominski joined the Company as a director on February 2, 2005, when he was appointed to the Board of Directors to fill the un-expired term of William J. Poorvu, who retired from the Company’s Board in July 2004.  Mr. Dominski is a member of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees.  From 1993 through 2000, Mr. Dominski served as Chief Executive Officer of Urban Shopping Centers (“Urban”).  Urban was formerly one of the largest regional mall property companies in the United States and was a publicly traded REIT listed on the NYSE and the Chicago Exchange.  Previously, he also served in various management positions at JMB Realty Corporation.  Following the purchase of Urban by Rodamco North America in 2000, Mr. Dominski served as Urban’s President until 2002.  In 2003, Mr. Dominski formed Polaris Capital, LLC, a Chicago, Illinois based real estate investment firm of which he currently is joint owner.  In March 2010, Mr. Dominski was appointed as a director of First Industrial Realty Trust, another NYSE-listed REIT which buys, sells, leases, develops and manages industrial real estate.  From 1998 until 2004, Mr. Dominski served as a member of the Board of Trustees of the International Council of Shopping Centers (“ICSC”).  Mr. Dominski received his Bachelor of Arts degree in economics from Trinity College and a Master of Business Administration degree from the University of Chicago.

               Leo Fields has served as a director of the Company since the completion of its initial public offering in November 1993 and is a member of the Executive Committee of the Board of Directors.  Mr. Fields has served as Executive Vice President of Gerald L. Ray Associates, Ltd., an investment advisory firm, since February 15, 2009.  Mr. Fields served as Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991, until that firm was purchased by Gerald L. Ray Associates, Ltd. on February 15, 2009.  From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm.  He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale’s Executive Committee.  Mr. Fields is also a director of the M. B. and Edna Zale Foundation.

Ben S. Landress serves as Executive Vice President – Management of the Company.  He has held that position since January 1997.  Prior to that time, Mr. Landress served as Senior Vice President - Management and prior thereto, he served in a similar capacity with CBL’s Predecessor.  He also serves as the Company’s Compliance Officer.  Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family’s development business.  In 1970, he became affiliated with Arlen’s shopping center division, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL’s Predecessor.

Michael I. Lebovitz serves as Executive Vice President – Development and Administration of the Company.  Mr. Lebovitz served as Chief Development Officer – Senior Vice President of the Company from June 2006 through January 1, 2010, when he was promoted to his current position.  Previously, he served the Company as Senior Vice President – Mall Projects, having held that position since January 1997.  Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company.  Mr. Lebovitz joined CBL’s Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993.  Prior to joining CBL’s Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988.  He is past president of the Jewish Community Federation of Greater Chattanooga and a past member of the national board of Hillel.  Mr. Lebovitz currently serves on the national boards of United Jewish Communities, the United Israel Appeal and the United States Holocaust Memorial Council, and is currently serving as National Campaign Chair for the United Jewish Communities/Jewish Federations of North America for 2010 – 2011.  He is also a member of the Board of the United Way of Greater Chattanooga.  Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Alan L. Lebovitz.

Farzana K. Mitchell serves as Executive Vice President – Finance of the Company.  Ms. Mitchell served as Senior Vice President – Finance of the Company from September 2000 through January 1, 2010, when she was promoted to her current position.  Prior to joining the Company, Ms. Mitchell was Vice President of Equitable Real Estate (successor to Lend Lease Real Estate Investments prior to its acquisition by Morgan Stanley).  Ms. Mitchell served the Equitable and Lend Lease companies for 18 years in various senior financial positions and as Deputy Portfolio Manager for Equitable/AXA Financial’s mortgage portfolio.  From 1976 to 1982, she served as Assistant Treasurer of IRT Property Company, a former REIT.  Ms. Mitchell received a Bachelor of Business Administration degree in Economics, a Master of Business Administration degree in Accounting and a Master of Science degree in Real Estate and Urban Affairs from Georgia State University.  She is a certified public accountant, licensed in the state of Georgia.

Augustus N. Stephas serves as Executive Vice President and Chief Operating Officer of the Company.  Mr. Stephas served as Chief Operating Officer – Senior Vice President of the Company from February 2007 through January 1, 2010, when he was promoted to his current position.  Previously, Mr. Stephas served as Senior Vice President – Accounting and Controller of the Company, having held those positions since January 1997.  Mr. Stephas joined CBL’s Predecessor in July 1978 as Controller and was promoted to Vice President in 1984.  From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

Victoria S. Berghel serves as Senior Vice President – General Counsel of the Company.  She was promoted to that position effective January 1, 2006.  Ms. Berghel formerly served as Vice President – Deputy General Counsel since joining the Company in February 2004.  Prior to joining the Company, Ms. Berghel served as a Vice President – Law – Real Estate, Construction and Environmental Affairs for Sears, Roebuck and Co. (1996 – 2004).  Before joining Sears in 1996, she was a partner with the Baltimore, Maryland law firm of Weinberg & Green (now part of the law firm of Saul Ewing LLP).  Ms. Berghel received her Doctor of Jurisprudence degree from the University of Maryland School of Law, where she was on the Editorial Board of the Maryland Law Review.  Ms. Berghel has been a member of the American College of Real Estate Lawyers since 1989 and served as Chair of the Maryland State Bar Association’s Section of Real Property, Planning and Zoning from 1994 to 1996.  She serves on the Advisory Board of the John Marshall School of Law LLM-Real Estate program and is a member of the Law Conference Program Committee for the ICSC having previously served as co-chair (2003) and chair (2004) of the ICSC Law Conference and as a dean of the ICSC University of Shopping Centers School of Shopping Center Law.

Howard B. Grody serves as Senior Vice President – Leasing of the Company.  He was promoted to that position effective June 17, 2008.  Previously, Mr. Grody had served as Vice President – Mall Leasing of the Company since 2000.  Mr. Grody joined CBL in 1991 as a Leasing Manager for the Turtle Creek Mall development in Hattiesburg, Mississippi, and subsequently was promoted to the position of Senior Leasing Manager, assuming leasing responsibilities for the Company’s three Nashville-area malls.  Prior to joining CBL, Mr. Grody worked in the real estate industry with Sizeler Real Estate Properties and R. G. Foster & Associates.  Mr. Grody received his Bachelor of Science degree in Management from Tulane University.

Alan L. Lebovitz serves as Senior Vice President – Asset Management of the Company.  He was promoted to that position effective February 23, 2009, having previously served as Vice President – Asset Management since 2002.  Mr. Lebovitz previously had served in various positions in management, leasing and development since joining the Company in 1995.  Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1990 to 1992 and obtained a Master of Business Administration degree from Vanderbilt University prior to joining CBL in 1995.  He is the immediate past president of the B’nai Zion Congregation of Chattanooga, a Leadership Chattanooga alumnus and is a member of the Board of the United Way of Greater Chattanooga.  Alan L. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz and Michael I. Lebovitz.

Mark D. Mancuso serves as Senior Vice President –Development of the Company.  He was promoted to that position effective January 1, 2006.  Mr. Mancuso formerly served as Vice President and Director of Community Center Development – Boston Office from 1993 through 2006, and as a project manager for the Company from 1989 through 2003.  Prior to joining the Company in 1989, he was a partner with The Pyramid Companies (1984-1989).  Mr. Mancuso previously has served as a State Director for the ICSC and as Chairman of the Board of the West Suburban YMCA in Newton, Massachusetts.  He received a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.

Jerry L. Sink serves as Senior Vice President – Mall Management of the Company.  He has held that position since February 1998.  Prior to that time, Mr. Sink had served as Vice President - Mall Management since joining the Company in July 1993.  Mr. Sink served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago, Illinois, from January 1988 to June 1993 and, prior to January 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management.  Mr. Sink holds the designation of Senior Certified Shopping Center Manager (SCSM) as recognized by the ICSC.

Charles W.A. Willett, Jr. serves as Senior Vice President – Real Estate Finance of the Company.  He has held that position since January 2002.  Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above.  Prior to 1996, Mr. Willett participated in the Company’s finance department and he served in a similar capacity with CBL’s Predecessor prior to 1993.  Mr. Willett joined CBL’s Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.

Operation of the Company’s Business;  Certain Aspects of the Company’s Capital Structure

The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation (“CBL Holdings I”), and CBL Holdings II, Inc., a Delaware corporation (“CBL Holdings II”).  Through the referenced subsidiaries, the Company currently holds a 1.06% sole general partner interest and a 71.59% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”).  See “Certain Relationships and Related Transactions – Operating Partnership Agreement; CBL Rights”.  The Company conducts substantially all of its business through the Operating Partnership.  The Company conducts its property management and development activities through the Management Company, which is a taxable REIT subsidiary of the Operating Partnership, to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

Certain Terms of the Jacobs Acquisition

In connection with the Jacobs Acquisition and pursuant to a voting and standstill agreement (the “Voting/Standstill Agreement”), the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board.  Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees.  Under the Voting/Standstill Agreement, JRI will continue to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the “Jacobs Persons”), as a group, beneficially own fewer than an aggregate of 13.55 million special common units (“SCUs”) in the Operating Partnership (or common units, if certain redemption or exchange provisions under the Operating Partnership Agreement have been triggered) and shares of Common Stock, following which JRI will be entitled to nominate only one Board member.  JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than an aggregate of 6.67 million SCUs (or common units, if applicable) and shares of Common Stock.  Pursuant to the Voting/Standstill Agreement, CBL’s Predecessor and certain of the Company’s executive officers have agreed to vote their shares in favor of JRI’s designees until the twelfth anniversary of the Jacobs Acquisition.  The Jacobs Persons have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control.   The Jacobs Persons also agreed until the twelfth anniversary of the Jacobs Acquisition to vote their shares in favor of the election of the Board’s nominees to the Board of Directors who are running unopposed and uncontested.  The Company consulted with JRI prior to the submission of Ms. Nelson’s name for consideration as a potential director candidate by the Nominating/Corporate Governance Committee of the Company’s Board of Directors, and JRI indicated its approval of Ms. Nelson as a potential replacement for Mr. Cleary as one of the two JRI designees pursuant to the terms of the Voting/Standstill Agreement. Neither Gary L. Bryenton nor Kathleen M. Nelson are parties to the Voting/Standstill Agreement, nor is either of them a party to any agreement which obligates them to vote with management of the Company on any matter.

Corporate Governance Matters

Overview.  Our Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company’s corporate governance principles and practices and, effective as of January 1, 2006, the Company adopted amended and restated guidelines on corporate governance incorporating all previous guidelines on corporate governance and including additional policy statements (collectively, as amended and restated, referred to herein as the “Corporate Governance Guidelines”).  See “Corporate Governance Matters – Additional Policy Statements”.  These documents can be accessed in the “Investing – Governance Documents” and “Investing – Board Committees” sections of the Company’s website at cblproperties.com.

Director Independence.  Our Board has adopted a set of director independence standards (“Director Independence Standards”) for evaluating the independence of each of the directors in accordance with the requirements of the SEC and of the NYSE corporate governance standards.  The Director Independence Standards are included as an exhibit to the Company’s Corporate Governance Guidelines, which can be found in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com.  Pursuant to NYSE Rule 303A.02(a) and the provisions of the Company’s Director Independence Standards (as set forth below), our Board has reviewed whether any director has any relationship with the Company’s independent auditors that would preclude independence under SEC and NYSE rules, or any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his or her independent judgment and analysis as a member of the Board.  As a result of this review, the Board affirmatively determined that six of the Company’s then-nine directors were independent under the standards of the SEC and NYSE and as set forth in the Company’s Director Independence Standards.  Messrs. Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy, who are executive officers of the Company and employees of the Management Company, were not deemed independent.  In making the independence determinations with respect to the other six directors, the Board considered the following matters and determined that they did not interfere with the independence of the following three directors: (i) with respect to Mr. Bryenton and Ms. Nelson, the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition as described above (see above “Certain Terms of the Jacobs Acquisition”); (ii) with respect to Mr. Bryenton, the fact that he is a director of REJ Realty LLC, which holds the majority of the assets comprising the estate of Richard E. Jacobs, and continues to serve as legal counsel to the Jacobs Group and to certain members of the Jacobs family, but solely concerning matters unrelated to the Company and the Jacobs Acquisition (for which such parties employ separate counsel); and (iii) with respect to Mr. Fields, the fact that he serves as Executive Vice President of Gerald L. Ray Associates, Ltd., an investment advisory firm that has provided certain advisory services, from time to time, to Charles B. Lebovitz, members of his family and to the Lebovitz Family Charitable Trust, a charitable foundation.  In 2009, fees paid to Gerald L. Ray Associates, Ltd. by Charles B. Lebovitz, members of his family and the Lebovitz Family Charitable Trust totaled approximately $94,801.

Additional Policy Statements.   Effective as of January 1, 2006, the Company has included additional policy statements as part of the Corporate Governance Guidelines.  A summary of these policy statements is as follows:

Limits on Other Board Participation – a policy statement that limits to four (4) the number of other public company boards (not counting the Company’s Board) upon which a director may serve at any given time.

Minimum Stock Ownership for Non-Employee Directors – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming a member of the Company’s Board, a Non-Employee Director (a director that is not an employee of the Company, currently, the Independent Directors) must own at least the lesser of 3,500 shares of the Company’s Common Stock or $150,000 worth of the Company’s Common Stock.

Minimum Stock Ownership for Executive Officers – a policy statement that provides that by the later of five (5) years from the adoption of the policy or becoming an executive officer, such executive officer must own an amount of the Company’s Common Stock, determined as set forth in the policy statement, having a value at least equal to the following formula amounts:

Executive Officer	Level of Stock Ownership

Chief Executive Officer	3x prior calendar year’s annual base salary
President	2x prior calendar year’s annual base salary
Chief Financial Officer	2x prior calendar year’s annual base salary
Executive Vice President	2x prior calendar year’s annual base salary
Senior Vice Presidents	1x prior calendar year’s annual base salary

Changes in Director’s Principal Occupation or Business Association – a policy statement that provides that when the principal occupation or business association of a member of the Board of Directors changes substantially from the position he or she held when originally invited to join the Board of Directors, such director shall promptly tender his or her resignation as a director to the Chairman of the Board of Directors.  The Nominating/Corporate Governance Committee shall then review whether it is appropriate and in the best interests of the Company to allow the continued participation of such director as a member of the Board of Directors of the Company.  If the Nominating/Corporate Governance Committee recommends that such director should no longer serve as a member of the Board of Directors of the Company as a result of such change, and the full Board of Directors (excluding the director at issue) ratifies such recommendation, then the tender of resignation by the affected director shall be accepted by the Board of Directors.

Initial Term of Director Appointed to Fill a Board Vacancy – a policy statement that provides that any director appointed by the Board of Directors of the Company to fill a vacancy created by the departure of another director shall serve only until the next regularly scheduled annual meeting of the Company’s stockholders.  In order for such director to continue to serve thereafter, he or she must be nominated and duly elected to fill the remainder of the term to which the director was originally appointed (or for another full term, as appropriate).

Executive Sessions for Independent Directors.  In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company meet from time to time in scheduled executive sessions without management participation.  The Board of Directors has designated Winston W. Walker as lead Independent Director, solely for the purpose of chairing these executive sessions.  The Independent Directors met in four executive sessions during 2009.

Board Leadership Structure.  Our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer.  Prior to January 1, 2010, Charles B. Lebovitz had served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering in November 1993.  During the fourth quarter of 2009, the Board determined that Stephen D. Lebovitz should be promoted to serve as Chief Executive Officer of the Company effective January 1, 2010.  The Board determined that it was appropriate to separate these positions at this time, as part of a natural progression in planning for succession in the leadership of the Company, and in recognition of the significant contribution that Stephen D. Lebovitz’ leadership has made to the success of the Company in his over 20 years of service, including his service as CBL’s President and Secretary since 1999 and his involvement as a principal in each major transaction engaged in by the Company since its initial public offering in 1993.  The Board also determined that Charles B. Lebovitz should continue to serve as executive Chairman of the Board, thereby maintaining his integral role in the Company’s ongoing operations and leadership.

Additionally, our Board of Directors believes that the leadership provided to the Company by the three executive directors (Chairman Charles B. Lebovitz, Vice Chairman John N. Foy and President and Chief Executive Officer Stephen D. Lebovitz) is appropriately complemented by a strong leadership and oversight role played by the Company’s Independent Directors, which may be summarized as follows:

•
Both our Certificate of Incorporation and Bylaws require that a majority of our Board be comprised of Independent Directors, and historically six of the nine members of the Company’s Board have satisfied this requirement, as described above.

•
The Independent Directors comprise a sophisticated group of professionals, all of whom have significant experience in the commercial real estate industry in addition to possessing a variety of other expertise and skills, and many of whom either are currently, or have been, leaders of major companies or institutions.

•
Our Board has established three standing Committees composed solely of Independent Directors — the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee — each with a different Independent Director serving as Committee chair, with responsibility for overseeing key aspects of CBL’s corporate governance (see “Board of Directors Meetings and Committees” below).

•
As described above, the Independent Directors regularly meet in executive session without the presence of management, with Winston W. Walker presiding over such sessions as the Company’s lead Independent Director.

•
The Independent Directors, as well as our full Board, have complete access to the Company’s management team.  The Board and its committees receive regular reports from management on the business and affairs of the Company and the current and future issues that it faces.

•
Under the Company’s Corporate Governance Guidelines, all Company directors are to have full access to the executive officers of the Company, the Company's independent counsel, the Company's in-house counsel, and any other advisors the Board or any director deems necessary or appropriate.

Board and Management Roles in Risk Oversight. Assessing and managing risk is the responsibility of the management of CBL.  Our Board is responsible for overseeing our risk management.  The Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business; (2) the required approval by the Board of Directors (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts; (3) the review and discussion of regular periodic reports to the Board and its committees from the Company’s independent registered public accountants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes; and (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating/Corporate Governance Committees.

In addition, under its charter, the Audit Committee is specifically responsible for reviewing and discussing management’s policies with respect to risk assessment and risk management.  The Company’s Director of Internal Audit meets regularly in executive sessions with the Audit Committee (at least quarterly and more frequently if necessary), for discussions of the Company’s oversight of risk through the internal audit function, including an annual review of the Company’s internal audit plan, which is focused on significant areas of financial, operating, and compliance risk, and periodic updates on the results of completed internal audits of these significant areas of risk.  The Audit Committee also monitors the Company’s SEC disclosure compliance, and any related reporting risks, by receiving regular reports from the head of the Company’s Disclosure Committee.

Communicating with the Board of Directors.  The Company provides a process for stockholders and other interested parties to send communications to the Board or any of the directors.  Such persons may send written communications to the Board or any of the directors c/o the Company’s Vice President – Corporate Communications and Investor Relations, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000.  All communications will be compiled by the Company’s Vice President – Corporate Communications and Investor Relations and submitted to the Board or the individual director(s) to whom such communication is addressed.  It is the Company’s policy that all directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company’s policy that a majority of the directors (including a majority of the Company’s Independent Directors) attend each Annual Meeting.  All of the Company’s directors attended the 2009 Annual Meeting of Stockholders, other than Mr. Ballard, who was absent due to illness, and Mr. Cleary, who retired from the Board of Directors effective as of the 2009 Annual Meeting.

Code of Business Conduct and Ethics.  Our Board has adopted a Second Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct”) that applies to all directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer.  The Code of Business Conduct is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com, or at no charge by directing a written request for a copy to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Vice President – Corporate Communications and Investor Relations.  The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company’s filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its directors, officers and employees.

Board of Directors’ Meetings and Committees

Our Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees.  The Board of Directors met eleven times and took action by unanimous written consent two times during 2009.  Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings of Board committees on which the director served at the time during 2009.

Executive Committee.  The Executive Committee is comprised of Charles B. Lebovitz (Chairman), John N. Foy and Leo Fields.  The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company’s Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and (viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL’s Predecessor pursuant to the Company’s Bylaws.  The Executive Committee met four times and took action by unanimous written consent three times during 2009.

Audit Committee.  The Audit Committee is comprised of Winston W. Walker (Chairman), Gary L. Bryenton and Matthew S. Dominski, all of whom the Board of Directors has determined are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable.  Prior to his death on February 11, 2010, Claude M. Ballard also served as a member of the Audit Committee.  The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004.  A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above.  The Audit Committee is responsible for the engagement of the independent auditors and the plans and results of the audit engagement.  The Audit Committee approves audit and non-audit services provided by the independent auditors and the fees for such services and reviews the adequacy of the Company’s internal accounting controls as well as the Company’s accounting policies and results.  The Audit Committee met six times during 2009.

Compensation Committee.  The Compensation Committee is comprised of Matthew S. Dominski, Kathleen M. Nelson and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors.  Prior to his death, Mr. Ballard also served as a member of the Compensation Committee and served as its Chairman.  The Compensation Committee has not yet chosen a new Chairman, but expects to do so at its next meeting in May 2010.  The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004.  A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above.  The Compensation Committee generally reviews and approves compensation programs and, specifically, reviews and approves salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher.  The Compensation Committee administers the Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), but typically delegates the responsibility for routine, ministerial functions related to the Stock Incentive Plan, such as the documentation and record-keeping functions concerning awards issued under the plan, to employees in the Company’s accounting and treasury departments, with assistance from Company counsel.  Additional information concerning the Compensation Committee’s processes and procedures for determining director and executive officer compensation is set forth herein under the sections entitled “Director Compensation” and “Executive Compensation – Compensation Discussion and Analysis.”  The Compensation Committee met three times and took action by unanimous written consent one time during 2009.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee currently is comprised of Gary L. Bryenton (Chairman), Matthew S. Dominski and Winston W. Walker, all of whom the Board of Directors has determined are Independent Directors.  Prior to his death, Mr. Ballard also served as a member of the Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004.  A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com, or at no charge by written request to the Company’s Vice President – Corporate Communications and Investor Relations at the address provided above. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors’ and the Company’s governance processes and procedures.  The Nominating/Corporate Governance Committee also evaluates and recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire.

The Nominating/Corporate Governance Committee requires a majority of the Company’s directors to be “independent” in accordance with applicable requirements of the Company’s Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee members).  A set of uniform Director Independence Standards, which was used in making all such Independent Director determinations, is set forth above and is included in the Company’s Corporate Governance Guidelines, a copy of which is available in the “Investing – Governance Documents” section of the Company’s website at cblproperties.com.  In addition and as part of the evaluation of potential candidates, the Nominating/Corporate Governance Committee considers the breadth of a candidate’s business and professional skills and experiences, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company’s needs for particular skills, insight and/or talents on the Board of Directors.  Neither the Nominating/Corporate Governance Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of perspective, background and experience.  For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance.  With respect to the Board seats presently held by Mr. Bryenton and Ms. Nelson, the Nominating/Corporate Governance Committee also considers the Company’s contractual commitments in connection with the terms of the Jacobs Acquisition, as discussed above.

The Nominating/Corporate Governance Committee will consider candidates for Board of Directors’ seats proposed by stockholders.  Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention:  Corporate Secretary, and must be received no later than November 26, 2010, in order to be considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting.  In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates, including consent to an initial background check.  The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above regardless of whether the candidate was recommended by a stockholder or by the Company.  The Nominating/Corporate Governance Committee met three times during 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information available to the Company as of March 5, 2010, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, as defined below, and (iv) all directors and executive officers as a group.  Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.  Except as otherwise indicated, the address of each beneficial owner of more than 5% of the outstanding Common Stock is the Company’s address.

	Number of Shares(1)	Rule 13d-3 Percentage(1)	Fully-Diluted Percentage(2)
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	20,604,713	14.93%	10.85%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	11,381,234	8.25%	5.99%
The Vanguard Group, Inc (5). 100 Vanguard Blvd. Malvern, PA 19355	12,360,126	8.96%	6.51%
Black Rock, Inc (6). 40 East 52nd Street New York, NY 10022	9,826,873	7.12%	5.17%
Affiliates of Jacobs Realty Investors Limited Partnership (7) 25425 Center Ridge Road Cleveland, OH 44145-4122	22,913,538	14.24%	12.06%
CBL & Associates, Inc.(“CBL’s Predecessor”) (8)	18,908,547	13.70%	9.95%
Charles B. Lebovitz (9)	20,789,421	13.41%	10.94%
John N. Foy (10)	1,348,639	*	*
Stephen D. Lebovitz (11)	1,069,286	*	*
Augustus N. Stephas (12)	94,832	*	*
Farzana K. Mitchell (13)	116,959	*	*
Gary L. Bryenton (14)	8,161	*	*
Thomas J. DeRosa	0	—	—
Matthew S. Dominski (15)	4,123	*	*
Leo Fields (16)	148,268	*	*
Kathleen M. Nelson (17)	1,760	*	*
Winston W. Walker (18)	121,231	*	*
All executive officers, directors and director nominees (19 persons) as a group (19)	25,451,786	16.22%	13.38%

* Less than 1%

(1)
The Company conducts all of its business activities through the Operating Partnership.  Pursuant to the Operating Partnership Agreement, each of the partners of the Operating Partnership, which include, among others, CBL’s Predecessor and certain of the executive officers named in this Proxy Statement, has the right, pursuant to the exercise of their CBL Rights as described above, to exchange all or a portion of its common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election.  Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder.  Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of (i) 138,005,183 shares of Common Stock actually outstanding as of March 5, 2010, (ii) as described in the accompanying footnotes, each individual’s or entity’s share of 51,948,692 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying footnotes, each individual’s share of 281,500 shares of Common Stock that may be acquired within 60 days of March 5, 2010 upon the exercise of outstanding options by the individual whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person).  Amounts shown were determined without regard to applicable ownership limits contained in the Company’s Certificate of Incorporation.

(2)
The Fully-Diluted Percentage calculation is based on (i) 138,005,183 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of common units and SCUs of the Operating Partnership (in each case, without regard to applicable ownership limits), for an aggregate of 189,953,875 shares of Common Stock.  The Fully-Diluted Percentage calculation does not include 281,500 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of March 5, 2010 upon the exercise of outstanding options.

(3)
In a Schedule 13G/A filed on February 16, 2010 by FMR LLC (“FMR”) and three of its affiliates, FMR reported that as of December 31, 2009, it beneficially owned 20,604,713 shares of Common Stock, or 14.93% of the total shares outstanding as of March 5, 2010.  FMR and its affiliates reported that, of the 20,604,713 shares of Common Stock beneficially owned, they possessed sole voting power with respect to 1,610,671 shares of Common Stock and sole dispositive power with respect to 20,604,713 shares of Common Stock, as follows:  FMR (sole voting power over 0 shares and sole dispositive power over 18,981,042 shares); Pyramis Global Advisors, LLC (sole voting and dispositive power over 143,400 shares), Pyramis Global Advisors Trust Company (sole voting and dispositive power over 878,513 shares), FIL Limited (sole dispositive power over 601,758 shares , sole voting power over 588,758 shares and no voting power over 13,000 shares).

(4)
In a Schedule 13G/A filed on February 12, 2010 by T. Rowe Price Associates, Inc. (“TRP”) and one of its affiliated companies, TRP reported, as of December 31, 2009, aggregate beneficial ownership of 11,381,234 shares of Common Stock, or 8.25% of the total shares outstanding as of March 5, 2010.  TRP and its affiliate reported that, of the 11,381,234 shares of Common Stock beneficially owned, they possessed sole voting power with respect to 7,333,443 shares of Common Stock and sole dispositive power with respect to 11,381,234 shares of Common Stock, as follows:  TRP (sole voting power over 2,615,232 shares and sole dispositive power over 11,381,234 shares); T. Rowe Price Real Estate Fund, Inc. (sole voting power over 4,718,211 shares and sole dispositive power over 0 shares).

(5)
In a Schedule 13G filed on February 4, 2010 by The Vanguard Group, Inc. (“Vanguard”), Vanguard reported that as of December 31, 2009, it beneficially owned 12,360,126 shares of Common Stock, or 8.96% of the total shares outstanding as of March 5, 2010.  Vanguard reported that of the 12,360,126 shares of Common Stock beneficially owned, it possesses sole voting power with respect to 206,535 shares of Common Stock, sole dispositive power with respect of 12,153,591 shares of Common Stock and shared dispositive power with respect of 206,535 shares of Common Stock.

(6)
In a Schedule 13G filed on January 29, 2010 by Black Rock, Inc. (“Black Rock”), Black Rock reported that as of December 31, 2009, it beneficially owned 9,826,873 shares of Common Stock, or 7.12% of the total shares outstanding as of March 5, 2010.  Black Rock reported that it possessed sole voting power and sole dispositive power with respect to all of the 9,826,873 shares of Common Stock beneficially owned.

(7)
Includes 22,913,538 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to SCUs owned by the Jacobs Group.  The Jacobs Group received the above-referenced SCUs as part of the Jacobs Acquisition.  See “Voting Securities – Certain Terms of the Jacobs Acquisition.”

(8)
Includes (i) 3,179,169 shares of Common Stock owned directly (410,000 of which are pledged to First Tennessee Bank as security for a line of credit extended to CBL’s Predecessor), (ii) 15,520,703 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 208,675 shares of Common Stock that may be acquired by four entities controlled by CBL’s Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(9)
Includes (i) 562,068 shares of unrestricted Common Stock owned directly, (ii) 22,000 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan, (iii) 12,506 shares owned by Mr. Lebovitz’ wife and 38,879 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership), all as to which Mr. Lebovitz may be deemed to share voting and investment power, (iv) 756,350 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (v) 18,908,547 shares of Common Stock beneficially owned by CBL’s Predecessor as described in Note (7) above, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL’s Predecessor, and (vi) 489,071 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

(10)
Includes (i) 857,053 shares of unrestricted Common Stock owned directly, (ii) 22,000 shares of restricted Common Stock that Mr. Foy received under the Stock Incentive Plan, (iii) 405,586 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and (iv) 64,000 shares of Common Stock subject to currently exercisable options granted under the Stock Incentive Plan.

(11)
Includes (i) 500,474 shares of unrestricted Common Stock owned directly, (ii) 29,500 shares of restricted Common Stock that Mr. Lebovitz received under the Stock Incentive Plan, and (iii) 539,312 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights.

(12)
Includes (i) 19,992 shares of unrestricted Common Stock owned directly, (ii) 8,700 shares of restricted Common Stock that Mr. Stephas received under the Stock Incentive Plan, (iii) 55,340 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights and (iv) 10,800 shares of Common Stock subject to currently exercisable options granted under the Stock Incentive Plan.

(13)
Includes (i) 101,106 shares of unrestricted Common Stock owned directly, (ii) 7,453 shares of Common Stock owned by Ms. Mitchell’s individual retirement account, and (iii) 8,400 shares of restricted Common Stock that Ms. Mitchell received under the Stock Incentive Plan.  Total does not include 1,274 shares owned by her son, as to which Ms. Mitchell has no voting or dispositive power, and as to which she disclaims beneficial ownership.

(14)
Includes (i) 1,461 shares of Common Stock owned directly, (ii) 2,000 shares of Common Stock subject to currently exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and (iii) 4,700 shares of restricted Common Stock granted to Mr. Bryenton under the Stock Incentive Plan.

(15)	Includes (i) 123 shares of Common Stock owned directly and (ii) 4,000 shares of restricted Common Stock granted to Mr. Dominski under the Stock Incentive Plan.

(16)
Includes (i) 191 shares of Common Stock owned directly, (ii) 56,433 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife and in which Mr. Fields serves as a general partner (including 1,000 shares of restricted Common Stock, as discussed below), (iii) 85,815 shares of Common Stock held by members of Mr. Fields’ family, with respect to which Mr. Fields acts as investment adviser and might be deemed to share investment power, and of which Mr. Fields disclaims beneficial ownership, (iv) 2,129 shares of Common Stock owned by Mr. Fields as a tenant-in-common with his wife and (v) 4,700 shares of restricted Common Stock granted to Mr. Fields under the Stock Incentive Plan (3,700 of which Mr. Fields holds directly and 1,000 of which he holds as part of the 56,433 shares held by his family limited partnership).

(17)	Includes (i) 10 shares of Common Stock owned directly and (ii) 1,750 shares of restricted Common Stock granted to Ms. Nelson under the Stock Incentive Plan.

(18)
Includes (i) 191 shares of Common Stock owned directly, (ii) 106,545 shares of Common Stock owned by a trust of which Mr. Walker is a co-trustee and co-beneficiary, as to which he may be deemed to share voting and investment power, (iii) 6,601 shares of Common Stock owned by Mr. Walker’s individual retirement account, (iv) 3,194 shares of Common Stock owned by Mr. Walker’s wife, as to which he may be deemed to share voting and investment power and (v) 4,700 shares of restricted Common Stock granted to Mr. Walker under the Stock Incentive Plan.

(19)
Includes an aggregate of (i) 6,390,259 shares of unrestricted Common Stock beneficially owned directly or indirectly by members of such group (410,000 of which are pledged as security for a line of credit), (ii) 149,990 shares of restricted Common Stock that members of such group received under the Stock Incentive Plan, (iii) 18,630,037 shares of Common Stock that may be acquired by members of such group upon the exercise of CBL Rights which they hold directly or indirectly through other entities and (iv) 281,500 shares of Common Stock subject to options granted to members of such group under the Stock Incentive Plan that are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon the Company’s review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2009 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings for the following directors or executive officers: due to oversights in the Company’s reporting of certain exempt tax withholding transactions concerning restricted stock that vested in February and May 2009 – Victoria S. Berghel (1 report covering 1 transaction), Howard B. Grody (1 report covering 3 transactions), Stephen D. Lebovitz (1 report covering 2 transactions), Mark D. Mancuso (1 report covering 3 transactions), Jerry L. Sink (1 report covering 3 transactions), and Charles W. A. Willett, Jr. (1 report covering 2 transactions).  The Company is also aware of the following additional late filings for the following directors or executive officers: John N. Foy (1 report covering 1 transaction), Ben S. Landress (1 report covering 1 transaction), and Charles B. Lebovitz (1 report covering 1 transaction).  The Company is not aware of any other failures to file a required report by any of its Section 16(a) reporting persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls, open air and community centers.  The Company itself has no employees other than its statutory officers and its officers receive all of their compensation in their capacity as employees of the Management Company, which also employs all of the other personnel engaged in the operation of the Company’s business.

The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Company’s Amended and Restated Stock Incentive Plan, as amended (the “Stock Incentive Plan”).  The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004.  A copy of the charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com.  Historically, the Compensation Committee met twice each year.  Beginning in 2008 a third regularly scheduled meeting was added in the first quarter of each year related to consideration of the amount of annual restricted stock awards (if any) to be granted under the Stock Incentive Plan.  The Compensation Committee may meet more often if needed.

The factors, objectives and policies underlying each element of compensation paid to the Company’s Chief Executive Officer, its Chief Financial Officer and its next three most highly compensated executive officers (these three, together with Chief Executive Officer and the Chief Financial Officer being herein referred to as the “Named Executive Officers”) are discussed below.

The Compensation Committee’s objectives in administering the Company’s executive compensation with respect to the Named Executive Officers are to ensure that pay levels and incentive compensation are competitive in attracting and retaining the best personnel, properly linked to the Company’s performance, and simple in design.  To fulfill these objectives, the compensation approach for the Named Executive Officers historically has included three primary elements: (i) base salary, (ii) discretionary bonuses and (iii) periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan.  In 2009 and prior years, the Compensation Committee has chosen not to utilize formula-based plans to compensate the Company’s executives on the basis of performance targets or other criteria. Instead, the Compensation Committee has relied on grants of time-vesting restricted stock, coupled with an opportunity for officers to elect to receive annual bonuses in unrestricted shares of Common Stock, as a means of rewarding CBL’s executives for the creation of long-term value for the Company’s stockholders.  The Compensation Committee believes that this approach has served the objective of linking management’s long-term economic interests with those of CBL’s stockholders while also making this linkage as transparent as possible by preserving relative simplicity in the design and operation of the compensation plans.

For fiscal year 2010, management and the Compensation Committee decided to supplement this traditional approach by adding a one-year net operating income (“NOI”) growth incentive plan.  As discussed in more detail below, this plan is designed to provide an across the board incentive, available on the same terms to all full-time employees, that will only be earned if the employees, as a group, enable CBL to achieve meaningful same-center NOI growth in 2010 to offset some of the economic difficulties experienced by the Company (and all retail shopping center developers) in recent periods.

Compensation Process and Philosophy

The annual base salary and discretionary cash bonus components of the compensation of the Named Executive Officers are designed to provide the Company’s executives with immediate, tangible rewards commensurate with the Compensation Committee’s evaluation of their current contributions to the Company’s performance.

The Compensation Committee believes that one of the most effective means of encouraging and rewarding the creation of long-term value for the Company’s stockholders by senior executives (including the Named Executive Officers), as well as retaining superior management talent, is to use the Stock Incentive Plan to ensure that such individuals attain a significant proprietary interest in the Company.  As detailed above under the heading “Corporate Governance Matters – Additional Policy Statements,” the Company has adopted stock ownership guidelines for both non-employee directors and executive officers in its Corporate Governance Guidelines.  The Compensation Committee, as well as the entire Board of Directors, believes that it is in the best interests of the Company’s stockholders for those who manage and oversee the Company’s operations to have a stake in the creation of long-term stockholder value.  The time-vesting stock option and stock award elements of compensation, coupled with the opportunity (as discussed below) offered to all of the Company’s officers to receive amounts payable with respect to annual bonuses in unrestricted shares of Common Stock, are designed to work in conjunction with the stock ownership guidelines to encourage and create ownership and retention of the Company’s stock by both directors and key employees (including the Named Executive Officers), thereby matching their interests to those of stockholders and allowing the opportunity for such individuals to build a meaningful ownership stake in the Company.

Historically, the Company’s four most senior executives – three of whom are Named Executive Officers Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz – had agreements under the Stock Incentive Plan pursuant to which they received an amount representing the annual increases to each of their base salaries since 1995 (net of the dollar amounts withheld for taxes) in the form of quarterly installments of the Company’s unrestricted Common Stock rather than cash, with the number of shares issued in payment of each such installment determined based on applying the market price for the Common Stock on the last trading day in each of the three months during the quarter to the salary accrued for each month.  While the Committee continues to believe that these arrangements set a favorable tone, in that they represented a significant commitment by the Company’s top management to align both their immediate and long-term financial interests with those of the Company’s stockholders, the Compensation Committee, with the concurrence of the three remaining participants, decided to end these arrangements as of December 31, 2009 (Stephen D. Lebovitz having requested the termination of his arrangement for personal reasons during 2008).  In reaching this decision, the Committee considered the fact that the abnormally low market price for the Company’s Common Stock in recent periods had resulted in more shares being issued under these arrangements than in the past, thereby increasing the quarterly reduction in shares available for issuance under the Stock Incentive Plan beyond the rate originally intended.  The Compensation Committee also reached a decision that it would be appropriate for such officers to receive a larger proportion of their total compensation in cash at this time, due to the overall impact of the salary freezes, reductions in annual bonuses and other cost saving measures implemented by the Company in recent periods.

The Compensation Committee receives recommendations from CBL’s senior management as to the three basic components of compensation for the Named Executive Officers, as follows:

•
The executive compensation budget, pursuant to which annual base salaries and bonus opportunities are determined, is normally approved for each year during the fourth quarter of the preceding fiscal year.

•
Beginning with the restricted stock grants approved in February 2008 (in consideration of 2007 performance), management’s recommendations concerning the annual restricted stock awards for each year are presented to the Compensation Committee during the first quarter of the following year (usually in February), to allow both management and the Compensation Committee to consider the Company’s financial and operating results for the full preceding year in making such awards.

Management’s recommendations are presented to the Compensation Committee by Charles B. Lebovitz, who, in consultation with senior management, including Stephen D. Lebovitz, John N. Foy, Augustus N. Stephas and others, prepares management’s recommendations regarding these matters.  These recommendations have included a recommendation regarding the annual base salary and potential annual bonus for Charles B. Lebovitz in his capacity as the Company’s Chief Executive Officer (prior to January 1, 2010), although the final decisions regarding these matters are left to the discretion of the Compensation Committee based on its own deliberations.  Charles B. Lebovitz normally attends each meeting of the Compensation Committee by invitation (as do John N. Foy and Stephen D. Lebovitz, pursuant to invitations extended to all members of the Board to attend each Compensation Committee meeting).  While neither Charles B. Lebovitz nor any other director who is not a member of the Compensation Committee has a vote on the Committee’s decisions, Charles B. Lebovitz has the primary responsibility for presenting management’s recommendations concerning the compensation for the Named Executive Officers and other officers of the Company to the Committee, and he participates actively in the Compensation Committee’s discussion of such matters.

Each executive officer of the Company, including the Named Executive Officers (other than Charles B. Lebovitz), receives an annual review of his or her performance in accordance with the procedure described below during each fiscal year.  The Compensation Committee undertakes the annual review of the performance of Charles B. Lebovitz and meets with him in connection with such review.  For all other executive officers, one or both of Charles B. Lebovitz and Stephen D. Lebovitz will participate in the annual review of each executive officer, and will meet with such officer as part of the review process.  If the executive officer has an immediate supervisor, such supervisor will likewise participate in such annual review and in the in-person performance review with the officer, and will provide his or her subjective evaluation of the performance of the particular officer under his or her supervision.  The role of both Charles B. Lebovitz and Stephen D. Lebovitz, as well as the role of any immediate supervisors involved in these annual reviews, has been to subjectively evaluate the performance of each officer as to his or her contribution to the overall success and growth of the Company taking into account the individual’s performance and results.  Charles B. Lebovitz is responsible for conveying the results of these performance reviews to the Compensation Committee in conjunction with its review of management’s recommendations concerning the compensation of such individuals.  In making compensation decisions for the Named Executive Officers, the Compensation Committee gives significant weight to the recommendations made by the Company’s senior management in consultation with Charles B. Lebovitz, but the Compensation Committee is not bound by management’s recommendations and makes its own determinations as to these matters.

           The Compensation Committee’s determination of each Named Executive Officer’s compensation also includes a review (for informational purposes only) of compensation for executives at a group of five comparable publicly traded mall REITs.  The five publicly traded mall REITs used for comparison during 2009 were: The Macerich Company; Glimcher Realty Trust; Simon Property Group, Inc.; Taubman Centers, Inc. and Pennsylvania Real Estate Investment Trust.  This review of the compensation of similarly-situated executive officers is for the purpose of giving the Compensation Committee a general sense of the manner in which the compensation of the Named Executive Officers compares with similarly-situated executive officers at these industry peers and to provide to the Compensation Committee an understanding of whether the Company is competitive in the compensation paid to the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers).  The Compensation Committee does not, however, set specific competitive pay targets or objectives in this review or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s Named Executive Officers against that of the executives of these peer companies.

The Compensation Committee also gives general consideration in making compensation decisions to such issues as historical levels of compensation for each officer, the relationship of the level of each officer’s compensation to the overall compensation of the Company’s officers and the performance of the Company’s business for the year in question.  While neither management nor the Compensation Committee typically utilize specific formulas or quantitative metrics in recommending and approving compensation for the Named Executive Officers (except as discussed below for 2010 compensation), management’s recommendations and the Compensation Committee’s review of those recommendations both take into account the overall performance of the Company.  The performance of each Named Executive Officer is considered as set forth above, along with consideration of a number of indicators of the overall performance of the Company, including without limitation (i) the Company’s annual growth in funds from operations (“FFO”), one of the performance measures most commonly utilized by the market in analyzing the performance of REITs; (ii) the Company’s achievement of growth in NOI; (iii) the Company’s maintenance of occupancy levels in its shopping centers and achievement of increases in such occupancy levels; and (iv) changes in the market price for the Company’s Common Stock.  Each of these factors may be given more or less weight in the Compensation Committee’s overall evaluation from year to year, depending on the Compensation Committee’s subjective evaluation, in consultation with Charles B. Lebovitz, of the overall performance of the Company in a given year in relation to the performance of the overall economy and of the Company’s peers.  While the individual performance of each Named Executive Officer is an important factor in the determination of his or her compensation, such performance is evaluated on a largely subjective basis by the Compensation Committee, considering the foregoing factors as well as the criteria discussed below with respect to each of the three major elements of compensation, but without any specific formulaic relationship to the overall performance of the Company or to any specific, quantitative performance metrics.

Additional Factors Affecting 2009 and 2010 Compensation Decisions Concerning the Named Executive Officers

As discussed in the Annual Report to Stockholders which accompanies this Proxy Statement, the past three years have been one of the most difficult periods in the history of the retail industry.  While the Company achieved positive FFO growth of 3.9% for 2008, FFO growth was negative for both 2007 and 2009 after a nearly uninterrupted thirteen year track record of solid FFO growth prior to 2007 (though the 2009 decline was due to a non-cash charge for the impairment of certain under-performing real estate assets).  Additionally, as with most of CBL’s peer mall REITs, the Company’s stock price came under significant pressure in 2007 and experienced even more dramatic declines in 2008 and the first quarter of 2009.  By the end of 2009, however, we had successfully raised $381.8 million in net proceeds through the issuance of additional common equity during the year and our stock had recovered some of the ground lost, with the Company achieving total return to Common Stock holders of nearly 60% for the year.

As economic conditions in the retail industry worsened throughout 2008, management and the Board of Directors determined it was necessary for the Company to take a number of proactive steps to strengthen the Company’s balance sheet and create additional liquidity, in an effort to regain and enhance long-term stockholder value.  These steps entailed a number of cost-saving measures at our malls, headquarters and regional offices and the suspension of our future development program, including extremely difficult decisions to implement reductions in force that affected personnel at all levels of our organization and to reduce the dividend on the Company’s Common Stock in November 2008.

In consideration of these developments, the Compensation Committee and senior management also took the following actions during 2008 and afterwards, which have impacted compensation for all employees (including the Named Executive Officers) throughout 2009 and will continue to do so in 2010:

•
The Compensation Committee decided to maintain annual base salaries at 2008 levels, with no increases for 2009.  Subsequently, in conjunction with the approval of CBL’s 2010 executive compensation budget during the fourth quarter of 2009, it was determined that this freeze in base salaries would remain in effect for 2010.

•
Maximum annual bonus compensation levels for 2008 were reduced to 50% of the levels previously approved for all officers (including the Named Executive Officers) and, in conjunction with this action, the Compensation Committee also accepted decisions by Charles B. Lebovitz and John N. Foy that they would not accept any 2008 bonus compensation, in light of the difficulties faced by the Company during the year.  The Compensation Committee took no action, in conjunction with the initial establishment of the 2009 executive compensation budget in late 2008, on establishing prospective bonus criteria or payments for 2009 for the continuing Named Executive Officers (including Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz, as well as Augustus N. Stephas, who was a “Named Executive Officer” in the 2008 Proxy Statement), deferring consideration of these matters until more information became available on the Company’s 2009 performance.

•
Bonuses for 2009 were ultimately approved during the fourth quarter for all executive officers (including the Named Executive Officers) pursuant to the criteria described below, but at levels reduced by 50% in comparison to the levels of annual bonuses historically approved for individuals in each of these positions prior to the economic challenges faced by the Company in recent periods.  Further, in conjunction with initial approval of the 2010 executive compensation budget during the fourth quarter of 2009, the Compensation Committee again decided to defer any action on establishing prospective bonus criteria or payments for 2010 for Charles B. Lebovitz, John N. Foy, Stephen D. Lebovitz and Augustus N. Stephas until more information becomes available on the Company’s 2010 performance.  For executive officers who did not qualify as Named Executive Officers at that time, including Farzana K. Mitchell, the Compensation Committee budgeted maximum prospective annual bonus compensation for 2010 at a level which assumes continuation of the 50% reduction described above, resulting in a budgeted annual bonus for Ms. Mitchell at a maximum level of $100,000.

•
In February 2008 the Compensation Committee accepted management’s recommendation to reduce the number of shares included in the annual restricted stock grant based on 2007 performance, including grants to the Named Executive Officers, by approximately 50% as compared to the levels granted during the prior two years.

•
One year later, the Compensation Committee accepted senior management’s recommendation that the Company make no restricted stock awards in 2009 based on 2008 performance.  This decision reflected the ongoing emphasis on reduction of the Company’s expenses that led to the reductions in force and the salary freeze discussed above, as well as consideration of the favorable impact on liquidity that resulted from not increasing the Company’s dividend requirements by foregoing the 2009 restricted stock grant and management’s general belief that awarding additional stock to employees at this time would be inappropriate in light of then-current economic and business conditions, including CBL’s reduced dividend, and their negative impacts on the Company’s other stockholders.

•
In light of the Company’s improved outlook during 2009, and in consideration of the total return to Common Stock holders of nearly 60% achieved for the year, the Compensation Committee approved senior management’s recommendation that a restricted stock grant should be made in February 2010 based on 2009 performance, but once again reduced by approximately 50% versus the grants typically made to individuals at comparable levels of seniority for years prior to 2007.  The February 2010 restricted stock grants also included additional one-time grants of restricted stock to certain executives who received promotions effective January 1, 2010, including three of the current Named Executive Officers as discussed below.

Additionally, in December 2009 our Board and Compensation Committee approved a Company-wide NOI Growth Incentive Plan for the 2010 calendar year, applicable to all full-time employees (including all executive officers) who are employed throughout the period commencing January 1, 2010 and ending on the date of any payout under the plan (anticipated to occur in February 2011).  Under this plan, each participating employee will be eligible to receive an incentive payment equal to 5% of their 2010 base salaries (excluding all other bonuses or incentives of any type) for each full 1% positive growth in the Company’s same-center 2010 Portfolio NOI over 2009 actual Portfolio NOI.  Same-center Portfolio NOI, and the associated growth percentage for these purposes, will be measured as reported for GAAP purposes in the Company’s financial statements, and partial percentage point increases will not be counted.  Since incentive payments under this plan will only be triggered if the Company realizes incremental positive improvements in 2010 Portfolio NOI, they will not be subject to the 50% reduction discussed above in relation to other, discretionary bonuses.  While this represents a departure from the Company’s historical practice of not utilizing formula-based plans to determine any portion of executive compensation, the Compensation Committee believes that the broad-based, clear and simple nature of this plan creates a useful incentive for all employees which, if triggered, will also create significant additional value for stockholders.  In approving this plan, the Compensation Committee noted that, based on the Company’s 2009 actual Portfolio NOI and management’s estimate for the aggregate 2010 base salaries to which the plan would be applied, Company performance at a level that would trigger payouts under this plan during 2010 would result in a significant net benefit to Common Stock holders for each 1% increase in same-center 2010 Portfolio NOI, after accounting for the additional payroll cost.

Determination of the Three Primary Elements of 2009 Compensation for the Current Named Executive Officers

The following discussion provides additional information as to the factors considered by the Compensation Committee in evaluating and acting upon management’s recommendations with respect to each of the three major elements of compensation for CBL’s current Named Executive Officers.

Base Salaries – Management’s recommendations in the annual executive compensation budget as to base salaries are based on the historical levels of base salaries paid to the Named Executive Officers, with adjustments that management subjectively has deemed appropriate based on the overall performance of the Company and the overall performance of the Named Executive Officer.  In reviewing and acting upon management’s recommendations as to base salaries, the Compensation Committee considers each officer’s level of responsibility, experience and tenure with the Company, in addition to the performance of such officer in carrying out his or her responsibilities and in overseeing the responsibilities of those under his or her supervision.  The achievements of the particular division over which a Named Executive Officer has supervision are also considered by the Compensation Committee.

The Compensation Committee annually evaluates and approves adjustments to the base salaries of the Named Executive Officers, with such review and adjustments normally being undertaken during the fourth quarter to be effective for the following fiscal year.  At meetings held on November 5, 2007 and November 3, 2008, based on management’s recommendations as presented to the Compensation Committee by the Chief Executive Officer and on the Compensation Committee’s subjective evaluation of the factors described above, the Compensation Committee set the base salaries of each of the Named Executive Officers as follows:

Named Executive Officer	2009 Base Salary	2010 Base Salary
Charles B. Lebovitz Chairman of the Board and Chief Executive Officer*	$592,833	$592,833
John N. Foy Vice Chairman of the Board, Chief Financial Officer and Treasurer*	$526,320	$526,320
Stephen D. Lebovitz Director, President and Secretary*	$525,000	$525,000
Augustus N. Stephas Chief Operating Officer – Senior Vice President*	$496,600	$496,600
Farzana K. Mitchell Senior Vice President – Finance*	$470,000	$470,000

* Effective January 1, 2010, Stephen D. Lebovitz became President and Chief Executive Officer of the Company and John N. Foy became Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary, with Charles B. Lebovitz continuing to serve as Chairman of the Board of Directors.  Also effective January 1, 2010, Augustus N. Stephas was promoted to Executive Vice President and Chief Operating Officer and Farzana K. Mitchell was promoted to Executive Vice President – Finance.

In the case of each of these officers, other than Mr. Stephas, any base salaries approved would normally take effect as of January 1 of the relevant year.  In the case of Mr. Stephas, the effective date normally would be February 28 of the relevant year, and in the case of Ms. Mitchell, the effective date normally would be May 15 of the relevant year.

Annual Bonus Opportunities – As part of establishing the annual executive compensation budget submitted to the Compensation Committee for approval, management also normally recommends a maximum potential annual bonus that may be earned by each Named Executive Officer for performance during the upcoming fiscal year.  Management’s recommendations concerning these bonuses generally are based on the amount of such awards that have been made in past years in relation to the criteria considered for each officer (as discussed below), with such increases or other adjustments as management deems advisable in light of the Company’s business plans for the current year.  As with the base salary recommendations discussed above, management subjectively considers the overall performance of both the Named Executive Officers and the Company, including consideration of the factors referenced above, in preparing its recommendations as to annual bonus awards.  Neither management nor the Compensation Committee, however, set targets or utilize specific formulas or quantitative metrics in developing and acting upon such recommendations.

As discussed above, in light of the prevailing economic environment and the results experienced by the Company during the past two years, the Compensation Committee accepted management’s recommendation to continue for 2009 the reduction of annual bonus payouts to a level 50% below the levels of annual bonuses historically approved for individuals at comparable levels of responsibility.  These reductions were reflected in the bonuses received by each of the Named Executive Officers.

For three of the five Named Executive Officers included in this Proxy Statement (John N. Foy, Stephen D. Lebovitz and Farzana K. Mitchell), the determination of the maximum potential bonus for each officer as set forth in the annual compensation budget, as well as the determination of the amount of bonus ultimately paid, normally reflects consideration by both senior management (particularly Charles B. Lebovitz) and the Compensation Committee of various factors related to the successful continuation and/or completion of development, financing, leasing and re-leasing, expansions, acquisitions, joint ventures and market transactions with respect to the Company and its properties, identified by senior management and the Compensation Committee as being within such executive’s areas of responsibility.  The material factors considered in making bonus determinations with reference to such projects include successful completion of development projects (i.e., completion of project construction or phases of construction on multi-phased projects and grand openings); achievement of acceptable pro forma returns; achievement of lease up levels for new developments and maintaining and increasing occupancy levels in existing projects in the Company’s portfolio; successful completion of financings (i.e., closing on financings and re-financings and enhancement of the Company’s debt structure); successful closing of acquisitions of additional properties for the Company’s portfolio; and successful completion of market transactions (i.e., issuances of additional equity securities and other market transactions).  Since each of these factors may be significantly influenced by events affecting the national economy, as well as the local economies of the markets in which our shopping center properties are located, the degree of challenge presented to each officer in achieving successful performance may vary significantly from year to year, and may differ within a given year from that which was anticipated by the Compensation Committee in its initial budgeting for executive bonuses.  Accordingly, the Compensation Committee’s final decision as to the bonuses paid each year is based on its overall, qualitative evaluation of each officer’s performance with regard to such factors in light of the Company’s performance and the external factors (economic and otherwise) that impacted such performance during the year.

Changes may occur in the projects considered for each officer over the course of a given year, based on changes in the Company’s development, acquisition, financing and market plans.  Some changes may be due to internal considerations, while others may be due to changes in market factors beyond the control of the Company or its executives.  Accordingly, while an executive’s annual bonus typically is not increased beyond the level budgeted by the Compensation Committee, the final bonus payment may be decreased (or, for exceptional performance, increased within a level of allowable increases in the overall executive compensation budget), and the projects ultimately considered in determining the annual bonus paid to each officer may differ from those utilized in setting the original budget based on changes in the Company’s business plans during the year.  These matters are reviewed by the Compensation Committee with senior management and revised as needed during the year, with final decisions typically made at the Compensation Committee’s meeting during the fourth quarter.  The final bonus payout for each Named Executive Officer is determined by the Compensation Committee based on the Committee’s ultimate evaluation of such officer’s performance during the year, but within the parameters of the approved executive compensation budget and giving such consideration as the Committee deems appropriate to the project-related matters and other factors described above.

For Named Executive Officers John N. Foy, Stephen D. Lebovitz and Farzana K. Mitchell, the projects among which the Compensation Committee allocates various components of their potential annual bonuses typically include the completion of acquisitions, closing of financing transactions, completion of phases of construction on development of shopping centers, completion and grand opening of shopping centers, completion of joint ventures and completion of securities offerings.

Pursuant to the criteria described above, as adjusted to reflect management’s recommendations and the 50% reductions versus historical bonus levels described above, the Company paid annual bonuses of $337,500 to John N. Foy, $337,500 to Stephen D. Lebovitz and $100,000 to Farzana K. Mitchell for performance during 2009.  In determining the bonus paid to Mr. Foy, the Compensation Committee considered his overall contributions to six of the development projects opened by the Company during the year or under development at year end, as well as his overall contributions to the leadership of the Company’s financing activities (including developments in both equity and debt financing that took place during the year) and to the Company’s property sales and joint venture activities during 2009.  In determining the bonus paid to Mr. Lebovitz, the Compensation Committee considered his direct contributions to eight of the development projects opened by the Company during the year or under development at year end, as well as his overall contributions to the leadership of the Company’s mall remodeling and expansion, financing and property sales and joint venture activities during 2009.  In determining the bonus paid to Ms. Mitchell, the Compensation Committee considered her overall contributions to the leadership of the Company’s financing activities and to the Company’s property sales and joint venture activities during 2009.

As described above, the Compensation Committee did not initially provide for potential bonuses for Charles B. Lebovitz or Augustus N. Stephas when establishing CBL’s executive compensation budget for fiscal 2009.  During the fourth quarter of 2009, however, in conjunction with its final decisions on executive bonuses for the year, the Compensation Committee determined to award cash bonuses for 2009 performance of $337,500 to Mr. Lebovitz and $150,000 to Mr. Stephas.  In accordance with its practice in prior years, the Compensation Committee does not make annual bonus determinations for these two officers with reference to consideration of specific projects or activities, but rather in consideration of its subjective evaluation of the overall performance of the Company for the year and of such officers’ contributions to such performance.  As with all other bonuses awarded for 2009 performance, these amounts reflected a reduction of annual bonus payouts to a level 50% below the levels of annual bonuses historically approved for individuals at comparable levels of responsibility.

As discussed above, the Compensation Committee customarily allows each officer who receives a bonus (including the Named Executive Officers) the choice of whether to have the bonus paid in cash or in unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan, as an additional means of encouraging equity ownership in the Company.  The number of shares issued for any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable.  For fiscal 2009, none of the Named Executive Officers elected to receive bonus payments in the form of Common Stock pursuant to this feature.

Restricted Stock Awards – The third principal element of annual compensation for the Company’s officers (including the Named Executive Officers) normally consists of awards of shares of restricted stock under the Company’s Stock Incentive Plan.  The Compensation Committee’s objective in making restricted stock awards has been to increase the alignment of these executives’ economic interests with the interests of the Company’s stockholders, thereby supplementing the incentives provided by annual bonuses with additional incentives for such officers to manage the Company with a view towards maximizing long-term stockholder value.

Each year, management prepares and presents to the Compensation Committee a list of suggested amounts for the annual grant of restricted stock awards to employees, including the Named Executive Officers, under the Stock Incentive Plan.  The recommended levels of restricted stock awards are based on historical levels of such awards in past years with increases or decreases that management has subjectively deemed appropriate based on the overall performance of the Company, and also taking into account such matters as potential dilution and the number of shares available for issuance under the Stock Incentive Plan.  As with the base salaries and annual bonus awards discussed above, management does not utilize a formulaic approach in determining its recommendations.  Both management and the Compensation Committee, however, set such awards with reference to the principle that the number of shares of restricted stock included in each annual grant should reflect the recipient’s level of responsibility.  The number of shares awarded is higher for individuals with greater responsibility and greater ability to influence the Company’s performance.  Accordingly, the three largest grants of restricted stock, on an annual basis, normally have been made to the Company’s three most senior executive officers – Charles B. Lebovitz, Stephen D. Lebovitz and John N. Foy.  In past years, the other Named Executive Officers typically have received grants of restricted stock commensurate with the amounts of such grants awarded to the other senior vice presidents of the Company.

Management does not necessarily consider any specific element of the performance of a Named Executive Officer in recommending annual grants of restricted stock but, rather, subjectively considers the overall performance of both the Company and the officer, the number of shares granted in the past, and the scope of authority of each Named Executive Officer.  The Compensation Committee reviews and acts on management’s recommendations based on its subjective evaluation of these same considerations.  Ultimately, while the number of shares granted to each Named Executive Officer reflects consideration of both Company and individual officer performance, the most important elements that influence this decision are the Compensation Committee’s judgment regarding the overall number of shares to be granted in a given year and the appropriate allocation of shares to individuals at different levels of responsibility.

In keeping with this philosophy, as noted above in February 2009 the Compensation Committee accepted senior management’s recommendation that, in light of the then-current economic environment and the results experienced by the Company during 2008, the Company should not make any 2009 restricted stock awards based on 2008 performance.  In light of the Company’s improved outlook by the end of 2009, however, and in consideration of the total return to Common Stock holders of nearly 60% that CBL achieved for the year, the Compensation Committee approved senior management’s recommendation that a restricted stock grant should be made in February 2010 based on 2009 performance, but once again reduced by approximately 50% versus the grants typically made to individuals at comparable levels of seniority for years prior to 2007.  The February 2010 restricted stock grants also included additional one-time grants of restricted stock to certain executives who received promotions effective January 1, 2010, including three of the current Named Executive Officers.  The resulting grants to the Named Executive Officers were as follows:

Named Executive Officer	February 2010 Restricted Stock Grant
Charles B. Lebovitz	Shares awarded for annual grant: 7,500
John N. Foy	Shares awarded for annual grant: 7,500
Stephen D. Lebovitz	Shares awarded for annual grant: 7,500 Additional shares awarded in recognition of promotion to Chief Executive Officer: 7,500
Augustus N. Stephas	Shares awarded for annual grant: 3,000 Additional shares awarded in recognition of promotion to Executive Vice President and Chief Operating Officer: 2,500
Farzana K. Mitchell	Shares awarded for annual grant: 3,000 Additional shares awarded in recognition of promotion to Executive Vice President – Finance: 2,500

Section 162(m) Issues.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 ceiling on a publicly traded company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the four other most highly compensated executive officers whose compensation is reported in the Summary Compensation Table in such company’s proxy statement.  The limitation does not apply to any compensation that satisfies the certain specific and detailed requirements to be treated as “qualified performance-based compensation” under Section 162(m) and its associated regulations.

The Compensation Committee has reviewed the potential impacts of Section 162(m) on the anticipated tax treatment to the Company and its officers (including the Named Executive Officers) in its review and establishment of compensation programs and payments.  While the Compensation Committee generally seeks to preserve the Company’s ability to claim any applicable tax deductions for compensation paid to executives to the greatest extent practicable, the Compensation Committee also believes that stockholder interests are best served by having the Committee retain the discretion and flexibility to structure certain elements of the Company’s incentive compensation programs based on considerations other than the full deductibility of compensation.

Summary Compensation Table

The following table sets forth information regarding the compensation of the Company’s Named Executive Officers (as determined pursuant to SEC rules) for the Company’s fiscal years ended December 31, 2007, 2008 and 2009:

Summary Compensation Table (1)
Name and Principal Position(2)	Year	Salary ($) (3)	Bonus ($) (3)	Stock Award(s) ($) (5)	All Other Compensation ($) (6)	Total Compensation ($)
Charles B. Lebovitz, Chairman of the Board and Chief Executive Officer	2009	596,836	337,500	—	6,125	940,461
	2008	592,833	—	183,638	5,750	782,221
	2007	575,565	625,000	—	5,625	1,206,190
John N. Foy, Vice Chairman of the Board, Chief Financial Officer and Treasurer	2009	532,906	337,500	—	6,125	876,531
	2008	526,320	—	183,638	5,750	715,708
	2007	506,320	625,000	—	5,625	1,136,945
Stephen D. Lebovitz, Director, President and Secretary	2009	525,000	337,500	—	6,125	868,625
	2008	525,000	337,500	183,638	5,750	1,051,888
	2007	500,000	625,000	—	5,625	1,130,625
Augustus N. Stephas, Chief Operating Officer – Senior Vice President(4)	2009	496,600	150,000	—	6,125	672,725
	2008	494,100	150,000	36,727	5,750	706,577
	2007	474,100	275,000	15,695	5,625	790,420
Farzana K. Mitchell, Senior Vice President – Finance	2009	470,000	100,000	—	4,223	574,223

(1)	All compensation cost resulting from amounts paid to the Named Executive Officers as shown in this table is recognized at the Management Company, which is a taxable REIT subsidiary of the Company.

(2)
The position shown represents the individual’s position with the Company and the Management Company as of December 31, 2009.  Effective January 1, 2010, Stephen D. Lebovitz became President and Chief Executive Officer of the Company and John N. Foy became Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary, with Charles B. Lebovitz continuing to serve as Chairman of the Board of Directors.  Also effective January 1, 2010, Augustus N. Stephas was promoted to Executive Vice President and Chief Operating Officer and Farzana K. Mitchell was promoted to Executive Vice President – Finance.

(3)
As described in more detail in the Grants of Plan-Based Awards Table and related footnotes herein, each of Charles B. Lebovitz and John N. Foy elected to receive a portion of their salary and/or bonus compensation payable with respect to 2007, 2008 and 2009 in the form of unrestricted shares of the Company’s Common Stock issued under the Stock Incentive Plan.  Prior to November 1, 2008, a similar arrangement also was in place with respect to Stephen D. Lebovitz.  The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2009 was as follows: Charles B. Lebovitz – $154,059 of salary and John N. Foy – $218,530 of salary.  The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2008 was as follows: Charles B. Lebovitz – $147,382 of salary; John N. Foy – $215,609 of salary; and Stephen D. Lebovitz – $209,800 of salary.  The aggregate amount of salary and bonus compensation paid in this manner for each of such officers during 2007 was as follows: Charles B. Lebovitz – $133,077 of salary and $625,000 of bonus compensation; John N. Foy – $187,563 of salary and $625,000 of bonus compensation; and Stephen D. Lebovitz – $205,512 of salary.  Each of the Named Executive Officers also elected to contribute a portion of his or her salary to the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) during 2007, 2008 and 2009.

(4)
Salary and Bonus amounts reported for Mr. Stephas for the years 2007, 2008 and 2009 do not include $20,000 received in each such year representing compensation for services rendered by Mr. Stephas to CBL’s Predecessor, for which amounts the Company is fully reimbursed by CBL’s Predecessor.

(5)
In accordance with revised SEC reporting requirements which became effective this year, we report all equity awards at their full grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.  Previously, we reported the amounts actually expensed for these awards over their vesting period in accordance with ASC 718. Prior year values have been recalculated to reflect this change in reporting requirements.  For awards of Common Stock, such value is calculated based on the NYSE market price for shares of our Common Stock subject to the award on the grant date for the award.  Generally, the aggregate grant date fair value represents the amount that the Company expects to expense in its financial statements over the award’s vesting schedule and does not correspond to the actual value that will be realized by each Named Executive Officer.  For additional information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

(6)	For fiscal years 2007, 2008 and 2009, amounts shown represent matching contributions by the Management Company under the 401(k) Plan.

2009 Grants of Plan-Based Awards

Name of Executive	Grant Date	Date of Compensation Committee Approval of Bonus	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (2)
Charles B. Lebovitz	3/31/2009 6/01/2009 6/30/2009 9/30/2009 12/21/2009	N/A N/A N/A N/A N/A	11,360 (1) 752 (1) 7,259 (1) 4,799 (1) 4,211 (1)	$41,092 2,420 38,300 35,253 36,994
John N. Foy	3/31/2009 6/01/2009 6/30/2009 9/30/2009 12/21/2009	N/A N/A N/A N/A N/A	15,512 (1) 1,027 (1) 10,390 (1) 6,868 (1) 6,027 (1)	$57,011 3,304 54,815 50,453 52,947
Stephen D. Lebovitz	—	—	—	—
Augustus N. Stephas	—	—	—	—
Farzana K. Mitchell	—	—	—	—

(1)
Represents fully vested, unrestricted shares of stock issued to such officers pursuant to agreements entered into under the Stock Incentive Plan, which provided that the amounts representing annual increases over each of such officers’ base salaries since 1995 (net of the dollar amounts withheld for taxes) were paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company’s Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month.  The grants dated June 1, 2009 represent additional shares issued based on the interaction of the terms of these agreements and the Company’s election to pay a portion of its Common Stock dividend for the first quarter of 2009 in shares of the Company’s Common Stock.  These agreements were terminated, with the approval of the Compensation Committee, effective December 31, 2009.

(2)
Represents the grant date fair value of these stock awards, calculated as described in footnote (4) to the Summary Compensation Table above (which description applies to awards of both restricted and unrestricted shares of the Company’s Common Stock).  For unrestricted shares of Common Stock issued in lieu of salary to certain officers as described above, such value is equal to the amount of such salary that the officer has elected to receive in the form of stock (net of applicable withholding taxes).

Additional Information Concerning Compensation Reported Above

The following discussion presents additional information relevant to the compensation reported above for each of the Named Executive Officers in the Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table.

Quarterly Deferred Compensation Arrangements for Three Named Executive Officers

As described in the footnotes to the two preceding tables, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz were parties to agreements entered into under the Stock Incentive Plan, dated as of January 1, 2004, pursuant to which the amounts representing annual increases to each of such officers’ base salaries since 1995 (net of the dollar amounts withheld for taxes) were paid in quarterly installments (generally on the last business day of each quarter) in the form of the Company’s Common Stock rather than cash, with the number of shares issued in payment of each such quarterly installment determined based on application of the market price for the Common Stock on the last trading day in each of the three months during the quarter to the amount of salary accrued during each such month.  As noted above, these arrangements were terminated, with the approval of the Compensation Committee, effective November 1, 2008 as to Stephen D. Lebovitz, and effective December 31, 2009 as to Charles B. Lebovitz and John N. Foy.

Bonus Arrangements for Named Executive Officers

The terms of the bonus arrangements for the Named Executive Officers for fiscal 2009 are described above in the “Compensation Discussion and Analysis” section.  Each officer who received a bonus had the option of electing whether to have his or her bonus paid in cash or in shares of the Company’s Common Stock pursuant to the terms of the Stock Incentive Plan.  The number of shares issued with respect to any bonus that an officer elects to receive in Common Stock is determined based on the market value of the Common Stock on the date when such bonus becomes payable.  As noted above, no Named Executive Officer elected to receive his or her bonus in Common Stock in fiscal 2009.

Terms of Restricted Stock Grants to Named Executive Officers

As described above in the “Compensation Discussion and Analysis” section, during the first quarter of 2009 the Compensation Committee accepted the recommendation of the Company’s senior management that no restricted stock awards should be made with respect to the Company’s 2008 performance.  During February 2010, however, the Compensation Committee determined, again based on management’s recommendations, to grant shares of restricted stock with respect to performance during 2009 to a wide range of management employees, including the Named Executive Officers, and also simultaneously granted additional shares of restricted stock to certain executive officers in recognition of promotions that took effect January 1, 2010.  As in prior years, the terms of each award of restricted shares of Common Stock granted to the Named Executive Officers in February 2010 provide for the following terms:

•
The recipient of the award generally has all of the rights of a stockholder during the vesting/restricted period, including the right to receive dividends on the same basis and at the same rate as all other outstanding shares of Common Stock and the right to vote such shares on any matter on which holders of the Company’s Common Stock are entitled to vote.

•	The shares generally are not transferable during the restricted period, except for any transfers which may be required by law (such as pursuant to a domestic relations order).

•
If the Named Executive Officer’s employment terminates during the restricted period for any reason other than death, disability, or retirement after reaching age 70 with at least 10 years of continuous service, the award agreements provide that any non-vested portion of the restricted stock award is immediately forfeited by such officer.

•
If employment terminates during the restricted period due to death or disability (as defined in the award), or due to the officer having retired after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the restricted stock award that is not vested as of such date shall immediately become fully vested in the officer or his estate, as applicable.

The restrictions expire with respect to 20% of the shares granted to each Named Executive Officer annually beginning on the first anniversary of the date of grant.  The terms of the restricted stock awards to the Named Executive Officers are substantially identical (except as to the number of shares subject to each such award) to the terms of all other annual restricted stock awards granted to employees under the Stock Incentive Plan in February 2010.

Risks Arising From Design of Compensation Programs

Both senior management and the Compensation Committee believe that the design of the Company’s compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks, and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company.  Factors supporting these conclusions include, among others, the following:

•
Both annual performance bonuses and grants of restricted stock awards under our Stock Incentive Plan are not automatic, but are granted in the discretion of senior management and the Compensation Committee and are subject to downward adjustment as the Compensation Committee or management may deem appropriate.

•
The metric of same-center Portfolio NOI, used as the basis for any payments under the 2010 NOI Growth Incentive Plan described above, will be determined on a company-wide basis as reported for GAAP purposes in our financial statements and is not easily subject to manipulation by short-term risk taking actions.

•
As noted above, our Board of Directors requires approval by the Board (or a committee thereof) of significant transactions that entail the expenditure of funds or incurrence of debt or liability in amounts in excess of certain threshold dollar amounts, thereby limiting the risks to which employees, or even senior management, may expose the Company without higher-level Board review.  Company policy also provides similar checks against the creation of risk by compensation-based incentives at the operational level – such as a requirement that employees compensated based in part on leasing results have the authority to negotiate new and renewal lease terms, but the authority to approve and execute the leases rests with a higher level of management whose compensation is not subject to the same incentives.

•
Due to the scope of their authority, risk-related decisions concerning the Company’s business are primarily under the control of our executive officers.  As discussed above, we maintain stock ownership guidelines for all executive officers – supported by the features of our compensation programs that encourage our executives to achieve and maintain a significant proprietary interest in the Company.  These guidelines tend to align our senior executives’ long-term interests with those of our stockholders and serve as a disincentive to behavior that is focused only on the short-term and risks material harm to the Company.

Non-Competition Arrangements

Pursuant to agreements entered into at the time of the Company’s initial public offering in November 1993, each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment.  Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project.  Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior to completion of the Company’s initial public offering in November 1993, and to hold passive investments equal to less than 1% of the outstanding securities of any publicly traded company.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Charles B. Lebovitz	—	—	—	—	16,000 (3)	$154,720
John N. Foy	32,000 32,000	— —	13.8375 18.2675	5/02/2011 5/07/2012	16,000 (3)	154,720
Stephen D. Lebovitz	—	—	—	—	16,000 (3)	154,720
Augustus N. Stephas	10,800	—	18.2675	5/07/2012	3,500 (4)	33,845
Farzana K. Mitchell	—	—	—	—	3,200 (5)	30,944

(1)
The Company has not granted any stock options since 2002.  All option awards reflected in the table vest in 20% increments on each of the first through fifth anniversaries of their date of grant and expire on the tenth anniversary of their date of grant; accordingly, all of the options reflected in the table are now fully vested.

(2)
Except as otherwise noted, all of these shares were issued as part of the Company’s annual restricted stock grants to officers and other key employees under the Stock Incentive Plan.  Shares issued pursuant to each such annual restricted stock grant vest in 20% increments on each of the first through fifth anniversaries of their date of grant.  Market value shown for all unvested shares of restricted stock is based on the closing price for the Company’s Common Stock on the NYSE on the last trading day of fiscal 2009 (December 31) of $9.67 per share.

(3)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 4,000 shares will vest on May 9 in 2010; 3,000 shares will vest on May 8 in each of the years 2010 and 2011; 1,500 shares vested on February 6, 2010, and 1,500 shares will vest on February 6 in each of the years 2011, 2012 and 2013.

(4)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, other than a one-time grant of 500 shares in November 2007 related to Mr. Stephas’ 2007 promotion to Chief Operating Officer, and vest as follows: 800 shares will vest on May 9, 2010; 600 shares will vest on May 8 in each of the years 2010 and 2011; 300 shares vested on February 6, 2010, and 300 additional shares will vest on February 6 in each of the years 2011, 2012 and 2013; and 100 shares will vest on November 5 in each of the years 2010, 2011 and 2012.

(5)
Such shares were issued as part of the annual restricted stock grants described in Note (2) above, and vest as follows: 800 shares will vest on May 9, 2010; 600 shares will vest on May 8 in each of the years 2010 and 2011; 300 shares vested on February 6, 2010, and 300 additional shares will vest on February 6 in each of the years 2011, 2012 and 2013.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Charles B. Lebovitz	—	—	37,521 (2)	$222,351 (2)
John N. Foy	—	—	48,964 (3)	288,856 (3)
Stephen D. Lebovitz	—	—	9,140 (4)	65,881 (4)
Augustus N. Stephas	—	—	2,160 (4)	15,828 (4)
Farzana K. Mitchell	—	—	2,060 (4)	15,004 (4)

(1)
There were no option exercises by any Named Executive Officer during 2009.  For vesting of restricted stock awards during 2009, amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when each installment vests.  For awards of unrestricted stock in lieu of salary or bonus, amounts shown are based on the closing market price for the Company’s Common Stock on the NYSE on the respective dates when such shares are granted.  In each case, the officer either (A) may elect to sell all (or some portion) of the underlying shares immediately following the option exercise or the vesting or issuance date or (B) may elect to hold all (or some portion) of the underlying shares indefinitely or for sale at a later date.  Accordingly, such amounts do not correspond to the actual value that will be realized by each Named Executive Officer pursuant to unrestricted stock awards or the vesting of restricted stock during the year.

(2)
Includes 28,381 immediately vested shares (valued at $154,059) which Charles B. Lebovitz received in payment of quarterly salary deferrals, as discussed above, and 9,140 shares (valued at $65,881) received pursuant to restricted stock awards which vested during fiscal 2009.

(3)
Includes 39,824 immediately vested shares (valued at $218,530) which Mr. Foy received in payment of quarterly salary deferrals, as discussed above, and 9,140 shares (valued at $65,881) received pursuant to restricted stock awards which vested during fiscal 2009.

(4)	All of such shares were received pursuant to restricted stock awards which vested during fiscal 2009.

Potential Payments Upon Termination

Except for the noncompetition arrangements described above, the Named Executive Officers do not have any employment, severance or change of control agreements with the Company.  Accordingly, except for certain impacts on outstanding equity awards, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all salaried employees under the Company’s 401(k) Plan, insurance and other benefits programs (including the Company’s current policy on continuation of medical benefits for certain retirees, as described below).

Impact of Death, Disability or Retirement on Outstanding Awards Under the Stock Incentive Plan

All of the outstanding options granted to the Named Executive Officers under the Stock Incentive Plan provide that if the grantee’s employment terminates without “Cause” or by reason of death, the option may be exercised by the grantee’s estate or representative for up to one year thereafter, but only to the extent that it was vested/exercisable on the date of such termination.  In the case of a termination of employment due to disability or retirement, such options provide that they generally may be exercised by the grantee or the grantee’s representative for up to three years following such event, but only to the extent that they were vested/exercisable on the date of termination.  Unless otherwise determined by the Compensation Committee, the Stock Incentive Plan defines “Cause” for such purpose to mean (i) a felony conviction under applicable Federal or state law, (ii) dishonesty in the course of the optionee’s employment duties or (iii) willful failure on the part of the optionee to perform his duties in any material respect.

Outstanding restricted stock awards made to the Named Executive Officers prior to 2004 under the Stock Incentive Plan generally provide that all unvested shares are immediately forfeited if the grantee’s employment terminates for any reason, including death, disability or retirement.  Restricted stock awards made to the Named Executive Officers in 2004 and subsequent years, however, provide that if the grantee’s employment terminates by reason of death or disability, any portion of the award that is not vested on the date of such termination shall immediately vest in the grantee or the grantee’s estate.

“Disability” for these purposes generally means the employee’s complete and permanent disability as defined by the Company’s health insurance plans or as otherwise defined by the Company from time to time.

Beginning with the 2006 restricted stock grants, the Company has added a provision which states that, if the grantee’s employment terminates due to retirement after reaching age 70 and having maintained at least 10 years of continuous employment with the Company, its subsidiaries or affiliates, any portion of the award that is not vested as of such date shall immediately vest in the grantee.

Based on the foregoing, the following table summarizes the intrinsic value (that is, the value based on the Company’s stock price, and in the case of options, the Company’s stock price minus the exercise price) of all equity awards that each of the Named Executive Officers would have been entitled to retain if he had retired, died or become disabled, assuming that such event occurred as of December 31, 2009 (and using the NYSE closing price of $9.67 per share on December 31, 2009, the last trading day of the year):

Name	Termination Due to Retirement		Termination Due to Death/Disability
	Options	Restricted Stock Grants	Options	Restricted Stock Grants
Charles B. Lebovitz	—	$116,040 (1)	—	$154,720
John N. Foy	— (2)	—	— (2)	154,720
Stephen D. Lebovitz	—	—	—	154,720
Augustus N. Stephas	— (3)	—	— (3)	33,845
Farzana K. Mitchell	—	—	—	30,944

(1)
Since Charles B. Lebovitz is the only Named Executive Officer to have attained age 70 with 10 years of continuous employment with the Company as of December 31, 2009, no other Named Executive Officer would have retained any unvested shares of restricted stock if he had retired as of such date.

(2)
Although Mr. Foy held exercisable options to purchase a total of 64,000 shares of Common Stock as of December 31, 2009, the exercise price applicable to all such options substantially exceeded the then-current market price for the Common Stock.

(3)
Although Mr. Stephas held exercisable options to purchase a total of 10,800 shares of Common Stock as of December 31, 2009, the exercise price applicable to all such options substantially exceeded the then-current market price for the Common Stock.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of each director not employed by the Company (a “Non-Employee Director”) for the Company’s fiscal year ended December 31, 2009.  Directors who are employees of the Company do not receive any separate compensation for service in their capacity as a director.

2009 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Claude M. Ballard (1)	$58,875	$4,748	—	$63,623
Gary L. Bryenton	57,125	4,748	—	61,873
Martin J. Cleary (1)	11,875	4,748	—	16,623
Matthew S. Dominski	60,625	4,748	—	65,373
Leo Fields	53,625	4,748	—	58,373
Kathleen M. Nelson (1)	30,500	6,970	—	37,470
Winston W. Walker	80,625	4,748	—	85,373

(1)
Director Claude M. Ballard passed away on February 11, 2010.  Director Martin J. Cleary retired from the Company’s Board of Directors, effective as of the date of the Company’s 2009 annual meeting of stockholders.  On May 5, 2009, the Company announced the appointment of Kathleen M. Nelson as a director, for an initial term ending at the Company’s 2010 annual meeting of stockholders, to fill the Board vacancy created by Mr. Cleary’s retirement.

(2)
This column reports the aggregate amount of all cash compensation earned by each Non-Employee Director during 2009 for Board and committee service, determined as described below under “Additional Information Concerning Director Compensation.”

(3)
This column represents the grant date fair value of stock awards granted to the Non-Employee Directors under the Stock Incentive Plan in 2009, calculated in accordance with Financial Accounting Standards Board ASC Topic 718.  During 2009, each Non-Employee Director was granted 750 shares of restricted Common Stock under the Stock Incentive Plan, having a grant date fair value of $6.33 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on January 2, 2009.  Additionally, director Kathleen M. Nelson was granted 1,000 shares of restricted Common Stock in connection with her appointment to the Board, having a grant date fair value of $6.97 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on May 5, 2009.  For more information, refer to Note 16 – Share-Based Compensation in the Company’s audited financial statements contained in the Annual Report to Shareholders that accompanies this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.  Amounts shown reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be realized by each Non-Employee Director.  The aggregate number of outstanding shares of restricted Common Stock held by each Non-Employee Director as of December 31, 2009 was as follows: Claude M. Ballard –3,950 shares; Gary L. Bryenton – 3,950 shares; Martin J. Cleary – 3,950 shares; Matthew S. Dominski – 3,250 shares; Leo Fields – 3,950 shares; Kathleen M. Nelson – 1,000 shares; and Winston W. Walker – 3,950 shares.

(4)
The Company did not grant any stock options during 2009.  The aggregate number of shares of Common Stock subject to outstanding options held by each Non-Employee Director as of December 31, 2009 was as follows: Claude M. Ballard – none; Gary L. Bryenton –2,000 shares; Martin J. Cleary –2,000 shares; Matthew S. Dominski – none; Leo Fields – none; Kathleen M. Nelson – none; and Winston W. Walker – none.

Additional Information Concerning Director Compensation

Both the Company’s senior management and the Compensation Committee intend for the compensation of the Company’s Non-Employee Directors to be competitive and reasonable in relation to the directors’ responsibilities for supervising the overall management and policies of the Company, and in relation to the compensation of Non-Employee Directors at the same group of peer companies reviewed by the Compensation Committee in setting base salaries for the Named Executive Officers (taking into account differences in size and scope of operations between the Company and certain of its peers).  Additional compensation is provided to non-employee directors who serve on the Executive Committee, and to the Chairman of the Audit Committee, in recognition of the additional workload undertaken by such directors.  While senior management and the Compensation Committee periodically review the compensation paid to the Non-Employee Directors, the Company typically has not adjusted such compensation on an annual basis, but only when senior management and the Compensation Committee decide that such review indicates that some adjustments may be warranted.  As in the case of the Compensation Committee’s review of executive salaries at the peer companies discussed above, such review is only intended to provide the Compensation Committee with a general understanding of whether the Company’s compensation of its outside directors is competitive for purposes of attracting and retaining well-qualified individuals to serve as Non-Employee Directors of the Company.  As in the case of executive officer compensation, the Compensation Committee does not set specific competitive compensation objectives or otherwise engage in any formal “benchmarking” comparisons of the compensation of the Company’s directors against that of directors of the peer companies considered.  The equity component of director compensation, as described under “Director Compensation” herein, in conjunction with the Company’s stock ownership guidelines for non-employee directors, is intended by the Compensation Committee to align the interests of the non-employee directors with those of the Company’s stockholders by ensuring that they attain and maintain a significant proprietary interest in the Company.

In November 2007, upon the recommendation of the Company’s Compensation Committee, the Board of Directors voted to make the adjustments summarized below to the cash portion of the Company’s compensation arrangements for each Non-Employee Director, which had not been adjusted since January 1, 2005.  The table below summarizes the current fee arrangements, which were in effect for all of 2009:

Description	Non-Employee Director Fees Paid During 2009
Annual Fee for each Non-Employee Director	$30,000
Meeting Fee for each Board, Compensation Committee, Nominating/Corporate Governance Committee or Audit Committee Meeting Attended*	$1,750
Monthly Fee for each Non-Employee Director Who Serves as a Member of the Executive Committee (in lieu of Executive Committee Meeting Fees)	$875
Monthly Fee for the Audit Committee Chairman*	$2,250
Fee for each Telephonic Board or Committee Meeting	$875

*The Non-Employee Director who serves as Chairman of the Audit Committee receives a monthly fee in lieu of meeting fees for his participation on the Audit Committee.

Each Non-Employee Director also receives reimbursement of expenses incurred in attending meetings.

Each fiscal year of the Company, Non-Employee Directors also receive an annual grant of either (A) up to 1,000 shares of restricted Common Stock of the Company or (B) options to purchase 1,000 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year.  For 2008, each Non-Employee Director received 750 shares of restricted Common Stock of the Company with a fair value (on the date of grant, January 2, 2009) of $6.33 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on January 2, 2009.  For 2009, each Non-Employee Director received 750 shares of restricted Common Stock of the Company with a fair value (on the date of grant, January 4, 2010) of $9.945 per share, which was the average of the high and low price of the Company’s Common Stock as reported on the NYSE on January 4, 2010.  The restrictions on shares of Common Stock received by the Non-Employee Directors are set forth in the Stock Incentive Plan and provide that such shares may not be transferred during the Non-Employee Director’s term and for one year thereafter.  Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control.  Options granted to the Non-Employee Directors (i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director’s conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

In addition, any person who becomes a Non-Employee Director will receive an initial grant of 1,000 shares of restricted Common Stock upon joining the Board of Directors.

Equity Compensation Plan Information as of December 31, 2009

The following table sets forth information as to the Company’s equity compensation plans as of the end of the Company’s 2009 fiscal year:

Plan Category	(a) Number of securities to be issued upon exercise of the outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	566,334	$16.06 (1)	1,488,456
Equity compensation plans not approved by security holders	None	N/A	N/A

(1)
The weighted average calculation does not reflect 62,415 shares reserved for issuance under deferred compensation arrangements as of December 31, 2009.  The Company’s Stock Incentive Plan permits the Compensation Committee to enter into deferred compensation arrangements designed to provide a deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock or cash.  As used by the Compensation Committee, these deferred compensation arrangements typically allow the executive/employee to elect to defer a portion of his/her salary or bonuses into the arrangement on an unfunded and unsecured basis.  For deferred compensation arrangements payable in Common Stock, the amount of salary or bonus deferred is then deemed to be converted to shares of the Company’s Common Stock based on the closing price of the Common Stock on the date of the deferral.  The number of such shares is then further deemed to increase as dividends are paid on the Common Stock as if such dividends had been utilized via the Company’s Dividend Reinvestment Plan to acquire additional shares of Common Stock at the price provided through the Company’s Dividend Reinvestment Plan.  The arrangements generally provide that on the earlier of (i) a date certain as specified in each deferred compensation arrangement or (ii) the death, disability or termination of employment of the executive/employee or (iii) the merger, consolidation or sale of the Company, the executive/employee will then be entitled to receive the stated amount of cash or, for deferred compensation arrangements payable in Common Stock, that number of shares of Common Stock deemed set aside on the date of the deferral together with additional shares of Common Stock deemed acquired through the Company’s Dividend Reinvestment Plan through the date of the payout.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists of Matthew S. Dominski, Kathleen M. Nelson and Winston W. Walker.  Prior to his death on February 11, 2010, Mr. Ballard also served as a member of the Compensation Committee and served as its Chairman.  None of the members of the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries and each member of the Compensation Committee is an Independent Director.

No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee, or any other director of the Company, is affiliated.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee of the Board of Directors of the Company currently is composed of three Independent Directors (Matthew S. Dominski, Kathleen M. Nelson and Winston W. Walker) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004.  A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com.  The Company’s Board of Directors has determined that each of the members of the Compensation Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

The Compensation Committee has reviewed and discussed with Management of the Company the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K and presented elsewhere in this Proxy Statement.

Based on the Compensation Committee’s review and discussions referred to above, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Proxy Statement for its 2010 Annual Meeting and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

COMPENSATION COMMITTEE
Matthew S. Dominski
Kathleen M. Nelson
Winston W. Walker

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors of the Company currently is composed of three Independent Directors (Winston W. Walker, Chairman, Gary L. Bryenton and Matthew S. Dominski) following the death of its fourth member, Claude M. Ballard, on February 11, 2010.  The Audit Committee operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004.  A copy of the amended and restated charter is available and can be accessed in the “Investing – Board Committees” section of the Company’s website at cblproperties.com.  The Company’s Board of Directors has determined that each of the members of the Audit Committee is “independent” pursuant to the listing standards of the NYSE as currently applicable.

Management is responsible for the Company’s internal controls and financial reporting process.  The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with Management and the Company’s independent auditors.  Management reported to the Audit Committee that the Company’s consolidated financial statements for the Company’s 2009 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company’s independent auditors.  The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent auditors their firm’s independence.  The Audit Committee considered whether the provision of services by the independent auditors (other than audit services) is compatible with maintaining the independent auditors’ independence.

Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined by the SEC.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an “audit committee financial expert”.

AUDIT COMMITTEE
Winston W. Walker (Chairman)
Gary L. Bryenton
Matthew S. Dominski

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

The Company’s Bylaws provide that any contract or transaction (i) between the Company or the Operating Partnership and one or more directors or officers of the Company or (ii) between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by a majority of the Independent Directors (excluding any director who has an interest in the matter) or by the Company’s stockholders, after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.  The Company’s Code of Business Conduct also contains provisions governing the approval of certain transactions involving the Company and employees (or immediate family members of employees, as defined therein) that are not subject to the provision of the Bylaws described above.  The application of these provisions to the review and approval of those transactions and relationships reported for fiscal 2009 is described in pertinent detail below.

Management Company and Management Agreement

The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company’s properties.  The Management Company also provides management services for certain properties owned by CBL’s Predecessor and certain other third parties for which the Management Company is paid a management fee.  See “Retained Property Interests.”  The Operating Partnership owns 100% of both of the Management Company’s preferred stock and its common stock.

Operating Partnership Agreement; CBL Rights

The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owned, as of March 5, 2010, 138,005,183 common partnership units, representing a 1.06% interest as the sole general partner and a 71.59% interest as a limited partner for an aggregate 72.65% interest in the Operating Partnership.  As of March 5, 2010, CBL’s Predecessor owned 15,729,378 common partnership units, representing an 8.28% limited partner interest in the Operating Partnership and CBL’s Predecessor also owned 3,179,169 shares of the Company’s Common Stock, for a combined total interest of 9.95% in the Operating Partnership.  Certain executive and senior officers also own common partnership units.

Pursuant to the Operating Partnership Agreement, the limited partners possess CBL Rights, consisting of the rights to exchange all or a portion of their common units or special common units (as applicable) in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company’s election.  The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company’s Certificate of Incorporation.  The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable ownership limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company’s qualification as a REIT for tax purposes.

The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests

CBL’s Predecessor owns interests in outparcels at certain of the Company’s malls and a 22.5% minority interest in Jacksonville Avenues Limited Partnership, the majority interest of which is owned by third parties.  The properties retained by CBL’s Predecessor are managed and leased by the Management Company, which receives a fee for its services pursuant to property management agreements that were already in place prior to the Company’s initial public offering in November 1993.  Accordingly, these agreements were not subject to review under the procedures prescribed in the Company’s Bylaws since they predate the adoption of the Bylaws, and their existence was disclosed in the Company’s initial public offering prospectus and has been continually disclosed to investors in the Company’s periodic reports filed with the SEC since that time.  During fiscal year 2009, CBL’s Predecessor paid the Management Company approximately $58,889 under such arrangements.  The following individuals, collectively, own 100% of the equity interests in CBL’s Predecessor:  Charles B. Lebovitz (Chairman and CEO of the Company during 2009); the four children of Charles B. Lebovitz (Stephen D. Lebovitz (President and Secretary of the Company during 2009); Michael I. Lebovitz (Senior Vice President – Chief Development Officer of the Company during 2009); Alan L. Lebovitz (Senior Vice President – Asset Management of the Company during 2009); and Beth Lebovitz-Backer); John N. Foy (Vice Chairman of the Board and Chief Financial Officer of the Company during 2009); and Ben S. Landress (Executive Vice President – Management of the Company).

These property management arrangements are expected to continue on substantially similar terms, with management fees paid on the same basis, during fiscal year 2010.

Certain Joint Ventures

On October 24, 2005, affiliates of the Company and of JRI entered into a definitive agreement to form a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC.  Under the terms of the joint venture agreement, the Company assumed management, leasing and any future development responsibilities for the property, and is required to fund any additional equity necessary for capital expenditures, including future development or expansion of the property, and any operating deficits of the joint venture.  The Company has guaranteed funding of such items up to a maximum of $50 million.  The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement, and the joint venture’s profits will be allocated 50/50 to JRI and the Company.  The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s invested capital, and repayment of the balance of Jacobs’ equity, share equally with JRI in the joint venture’s cash flows.  Neither the Company nor JRI made any additional capital contributions, or received any distributions, pursuant to the terms of the joint venture during 2009.

On April 27, 2005, affiliates of the Company and JRI formed a joint venture for the development of Gulf Coast Town Center in Lee County (Ft. Myers/Naples), Florida.  Under the terms of the joint venture arrangement, the Company acquired a 50% interest in the joint venture, and will provide any additional equity necessary to fund the development of the property, as well as to fund up to an aggregate of $30.0 million of any operating deficits of the joint venture.  The Company is entitled to receive a preferred return on its invested capital in the joint venture and will, after payment of such preferred return and repayment of the Company’s remaining invested capital of $7.5 million, share equally with JRI in the joint venture’s profits.  JRI oversaw Phase One of this development, while the Company will oversee and be responsible for the development of the remaining phases of the project.  The Company receives fees for management, leasing and financing services for the property pursuant to a property management agreement.  Pursuant to the terms of the joint venture, during 2009 the Company contributed $6,972,705 in accordance with its funding obligations and received total distributions of $594,152.  JRI made no additional capital contributions and received no distributions, due to the Company having not yet received repayment of its invested capital plus the required preferred return.

JRI’s ownership interests in the Company are described above, under the headings “Certain Terms of the Jacobs Acquisition” and “Security Ownership of Certain Beneficial Owners and Management.”  Each of the joint venture transactions described above was approved by the Company’s Board of Directors, which included approval by all of the Independent Directors.

Affiliated Entities

           Certain executive officers of the Company and members of the immediate family of Charles B. Lebovitz collectively have a significant but non-controlling interest in EMJ Corporation, a major national construction company that built substantially all of the properties developed by the Company and was building nine of the Company’s projects under construction as of December 31, 2009, including renovations and expansions.  Such interests, which collectively aggregate to 46.28% of the total equity interests in the construction company, are held by the following individuals:  Charles B. Lebovitz; the four children of Charles B. Lebovitz (Stephen D. Lebovitz, Michael I. Lebovitz, Alan L. Lebovitz and Beth Lebovitz-Backer); John N. Foy; and Ben S. Landress.  Charles B. Lebovitz is also a director of this construction company and receives substantial director fees in such capacity.  The majority interest in the construction company is held by members of the construction company’s senior management and a majority of the construction company’s directors are members of its senior management, none of whom are affiliated (as shareholders or directors) with CBL’s Predecessor or the Company.

As of December 31, 2009, the Company had nine active contracts (including contracts with respect to each of the construction properties) with such construction company having an initial aggregate value of approximately $129.4 million, of which the Company’s initial obligation was $101.1 million (the portion of such amount that is the Company’s obligation as of December 31, 2009 is $10.9 million and the obligation of its third party partners is $2.3 million).  During fiscal year 2009, the Company paid an aggregate of approximately $133.7 million to this construction company (the portion of such amount that represented the Company’s obligations was $110.8 million and the balance was advanced by the Company on behalf of its third party partners).  Gross revenues to the construction company from its contracts with the Company in 2009 represented less than 35% of the 2009 aggregate gross revenues of the construction company.

The Company’s Audit Committee reviews the relationship between the Company and the referenced construction company pursuant to procedures approved by the Independent Directors in accordance with the Bylaws upon their establishment in November 1994.  These procedures include an ongoing review by the Company’s independent auditors of a cross section of the Company’s contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor.

During 2007, the construction company negotiated a new lease agreement with the Company with respect to office space in a new office building adjacent to the Company’s existing office building.  The construction company relocated its office facilities to this new space, pursuant to the terms of the new lease, effective February 1, 2008.  This move replaced the office space subject to the arrangement that was in effect during the first month of 2008 and in prior years with a new lease for 41,964 square feet of space in the new building.  The aggregate of all payments made (or to be made) by the construction company to the Company from January 1, 2009 through the end of the contract term of the new lease (January 31, 2018) is $3,299,000 (based on estimates of tenant cost recoveries currently in effect), with such payments during fiscal 2009 having totaled $956,533.  This lease was approved by the Company’s Independent Directors in accordance with the Bylaws.  In connection with such approval, as with the prior lease, the Independent Directors considered management’s opinion that, at the time such lease was entered into, it provided for rental payments at market rates and terms.

On March 11, 2010, The Promenade D’Iberville, LLC, a subsidiary of the Company, filed a lawsuit in the Circuit Court of Harrison County, Mississippi, against multiple defendants, including this construction company, seeking damages for, among other things, alleged property damage arising out of work on a shopping center development in D’Iberville, Mississippi.  At present, this litigation is at a very early stage.

100 SC Partners, a limited partnership that owns aircraft used by the personnel of the Company and the construction company, is beneficially owned as follows: 560, Inc., which holds a 1% interest as the sole general partner of the partnership, is wholly owned by Charles B. Lebovitz; CBL’s Predecessor holds a 98% limited partner interest and the construction company owns a 1% limited partner interest.  560, Inc. also owns a fractional interest in another aircraft used by the personnel of the Company.  Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage.  The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company.  During fiscal year 2009, the Company paid approximately $2.1 million as reimbursement for operating expenses pursuant to such arrangement, with the amount of such reimbursement being previously approved by the Company’s Independent Directors in accordance with the Bylaws.   As described above, certain individuals who are deemed to be “related persons” with respect to the Company in accordance with applicable SEC rules collectively own 100% of CBL’s Predecessor and own 46.28% of the equity interests in the construction company.

Certain Retail Leases

Certain Company officers and employees are partners in partnerships that lease 29 spaces representing approximately 25,366 square feet in 22 of the Company’s malls as tenants.  Such spaces are operated as food service and entertainment establishments.  The aggregate of all payments made (or to be made) by such entities to the Company from January 1, 2009 through the end of the contract term of each of the relevant leases (based on estimates of tenant cost recoveries currently in effect) is $11.5 million, with such payments during fiscal 2009 having totaled $2.5 million.  The following table sets forth information concerning the interest of each individual who served as an executive officer of the Company during any portion of 2009 and who participates in any of these partnerships, to the extent that the value of such officer’s pro-rata interest in the aggregate lease payments described above exceeds $120,000:

Officer’s Name and Title	Number of Partnerships in Which The Officer Participates	Pro-Rata Interest in Total Lease Payments Based on Officer’s Aggregate Ownership Interest(1)
John N. Foy Vice Chairman of the Board of Directors, Chief Financial Officer , Treasurer and Secretary	4	$ 312,567
Augustus N. Stephas Executive Vice President and Chief Operating Officer	9	1,029,134
Ben S. Landress Executive Vice President – Management	4	311,266
Michael I. Lebovitz Executive Vice President – Development and Administration	9	714,740
Farzana K. Mitchell Executive Vice President – Finance	2	124,404
Mark D. Mancuso Senior Vice President –Development	7	719,135
Jerry L. Sink Senior Vice President – Mall Management	3	238,380
Charles W.A. Willett, Jr. Senior Vice President – Real Estate Finance	4	518,412

(1)      Excludes any future percentage rents based on sales levels which are not presently determinable.

Each of these leases has been approved at the time that they were entered into by the Independent Directors in accordance with the Bylaws.  In connection with such approvals, the Independent Directors considered management’s opinion that, at the time each of these leases were entered into, they provided for rental payments at market rates and terms.

Certain Employment Relationships

Michael I. Lebovitz and Alan L. Lebovitz, sons of Charles B. Lebovitz, are employed by the Company as Executive Vice President – Development and Administration and Senior Vice President – Asset Management, respectively, and Daniel M. Backer, the son-in-law of Charles B. Lebovitz, also is employed by the Company.  Each receives compensation from the Company commensurate with his level of experience and other employees having similar responsibilities, and based upon an annual review of his individual performance conducted in the same manner described above for all Company officers.  During 2009, the aggregate compensation paid by the Company to each of these individuals (including both cash compensation and the grant date fair value of equity awards granted during the year calculated in accordance with Financial Accounting Standards Board ASC Topic 718) was as follows: Michael I. Lebovitz – $543,625, Alan L. Lebovitz – $426,125 and Daniel M. Backer – $129,100.  Each also is eligible for equity awards under the Company’s Stock Incentive Plan and the Company’s insurance and other employee benefit programs on the same basis as other, similarly situated employees.  The compensation of both Michael I. Lebovitz and Alan L. Lebovitz is subject to approval by the Compensation Committee in connection with that Committee’s approval of the compensation of all officers of the Company of the level of vice president or higher, and the compensation of Daniel M. Backer was approved by the Compensation Committee pursuant to the related person transaction approval procedures set forth in Section I(E) of the Company’s Code of Business Conduct.

Other

Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee (“First Tennessee”).  The Company is currently maintaining a $105 million line of credit from a group of banks led by First Tennessee that matures in 2011.  There was no outstanding balance on this line of credit as of December 31, 2009.  First Tennessee also provides certain cash management services to the Company.  In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms.  All such transactions have been, and will continue to be, approved by the Company’s Board of Directors.

           John N. Foy served as an advisory director of Regions Bank of Tennessee (“Regions”) until Regions discontinued its advisory board during the first quarter of 2009.  The Company is currently maintaining an unsecured $10 million line of credit from Regions to be used only for Letters of Credit that matures in 2011.  There was approximately $0.8 million of Letters of Credit drawn on this line of credit as of December 31, 2009.  The Company also maintains a secured $17.0 million line of credit to be used only for Letters of Credit from Regions that matures in 2011.  There was approximately $4.9 million of Letters of Credit drawn on this line of credit as of December 31, 2009.  Regions is a 26% participant in the First Tennessee line of credit referred to in the immediately preceding paragraph and provides certain cash management services to the Company.  In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with Regions on competitive terms.  All such transactions have been, and will continue to be, approved by the Company’s Board of Directors.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has served as the independent auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company’s independent auditors for the fiscal year ending December 31, 2010.

Independent Registered Public Accountants’ Fees and Services

The Company was billed for professional services provided during fiscal years 2008 and 2009 by Deloitte & Touche in the amounts set forth in the following table.

	2008	2009
Audit Fees (1)	$ 892,850	$ 752,900
Audit-Related Fees (2)	209,000	130,000
Tax Fees – Compliance (3)	260,000	212,500
Tax Fees – Consulting (4)	503,050	696,367
Total	$ 1,864,900	$ 1,791,767

(1)
Consists of fees billed for professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and 2009, the audit of the Company’s internal controls over financial reporting as of December 31, 2008 and 2009, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2008 and 2009 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”.  These services include audits of the Company’s subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(3)	Consists of fees billed for professional services for assistance regarding federal and state tax compliance.
(4)	Consists of fees billed for professional services for tax advice and tax planning, which consists of tax services related to joint ventures and tax planning.

The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor’s independence.  All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees, must be approved by the Audit Committee in advance.  The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations.  The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor’s independence and that such tax services do not constitute prohibited services pursuant to SEC and/or NYSE rules.  The authority to approve services may be delegated by the Audit Committee to one or more of its members including the Chairman of the Audit Committee, but may not be delegated to management.  If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee has not relied on the de minimis exception under applicable SEC rules in approving any of the non-audit fees described above.

Recommendation and Vote Necessary to Approve the Proposal

The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent auditors for the Company’s fiscal year ending December 31, 2010.  Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Company’s independent auditors for the 2010 fiscal year.  A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The ratification of the selection of Deloitte & Touche as the Company’s independent auditors for the 2010 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR 2010

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING
DECLASSIFICATION OF THE BOARD

The Company has been informed that Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, the owner of 1,493 shares of Common Stock, intends to introduce at the Annual Meeting the following resolution.  If properly presented, this proposal will be voted on at the Annual Meeting.  The Board of Directors makes no recommendation concerning a vote on this stockholder proposal.  Voting on this matter would serve only as an advisory vote for the Board of Directors to reconsider its classified board structure.  In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and his supporting statement is set forth below exactly as submitted by him.  The Company is not responsible for the contents of Mr. Armstrong’s resolution or his supporting statement.

Stockholder Proposal—Declassification of the Board

That the shareholders of CBL & ASSOCIATES PROPERTIES, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Supporting Statement

In last year’s meeting, shareholders voted 30,380,853 shares (73% of the shares voted) worth $261,311,673.36 in favor of this proposal.  As of November 23rd, the directors have not adopted it but may consider it in the future.  The proponent believes this is disrespectful.

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Vote Required to Approve the Proposal; Advisory Nature

The affirmative vote of the holders of at least a majority of shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal No.3.  As noted above, stockholders should be aware that this stockholder proposal is simply a request that the Board of Directors take the action stated in the proposal.  Approval of this proposal may not result in the requested action being taken by the Board of Directors and, therefore, its approval would not necessarily effectuate the declassification of the Board of Directors and require annual election of all the Company’s directors.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION CONCERNING
YOUR VOTE ON THE FOREGOING STOCKHOLDER PROPOSAL
REGARDING DECLASSIFICATION OF THE BOARD

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, stockholder proposals to be included in the Company’s Proxy Statement with respect to the 2010 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than November 26, 2010, and must comply with other applicable SEC rules.

In addition, the Company’s Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting (the “Anniversary Date”); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank.  This practice of sending only one copy of proxy materials is known as “householding.”  If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process.  If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address.  However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household.  If you wish to revoke your consent to householding, or to request householding if you are receiving multiple copies of our proxy statement and annual report, you must contact your broker, bank or other nominee.

If you did not receive an individual copy of this Proxy Statement or our Annual Report, you can obtain a copy by contacting our Vice President – Corporate Communications and Investor Relations, either by mail or telephone at our corporate office, as listed on the first page of this Proxy Statement, or by e-mail to Katie_Reinsmidt@cblproperties.com.

OTHER BUSINESS OF THE MEETING

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement.  However, if any matters of which management is not now aware should come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.  Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

By Order of the Board of Directors

STEPHEN D. LEBOVITZ
President and Chief Executive Officer

Chattanooga, Tennessee
March 26, 2010

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO VICE PRESIDENT – CORPORATE COMMUNICATIONS AND INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

CBL
CBL & ASSOCIATES PROPERTIES, INC.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2010.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in   ☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2, and MAKES NO RECOMMENDATION with respect to Proposal 3.

1.  To re-elect three directors, Stephen D. Lebovitz, Kathleen M. Nelson and Winston W. Walker, to serve for three years and until their respective successors have been  duly elected and qualified; and to elect a fourth director, Thomas J. DeRosa, to serve for two years and until his successor has been duly elected and qualified.

		For	Withhold			For	Withhold			For	Withhold
01 -	Stephen D. Lebovitz	☐	☐	02 -	Kathleen M. Nelson	☐	☐	03 -	Winston W. Walker	☐	☐
	(3-year term)				(3-year term)				(3-year term)
		For	Withhold
04 -	Thomas J. DeRosa	☐	☐
(2-year term)

	For	Against	Abstain		For	Against	Abstain
	☐	☐	☐		☐	☐	☐
2.	To ratify the selection of Deloitte & Touche, LLP as the			3.	A stockholder proposal requesting that the Board of Directors
	independent registered public accountants for the Company’s				take the necessary steps to declassify the Board of Directors
	fiscal year ending December 31, 2010.				and require annual election of all the Company’s directors.

B	Non-Voting Items

Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼
---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
CBL
CBL & ASSOCIATES PROPERTIES, INC.

Proxy – CBL & ASSOCIATES PROPERTIES, INC.

ANNUAL MEETING OF STOCKHOLDERS ON MAY 3, 2010

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints CHARLES B. LEBOVITZ and STEPHEN D. LEBOVITZ and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held on Monday, May 3, 2010, at 4:00 p.m., local time, at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND AS AN ABSTENTION WITH REGARD TO PROPOSAL 3.

(PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)

(Items to be voted appear on reverse side.)